Filed pursuant to Rule 424(b)(3)
Registration No. 333-230562

PROSPECTUS

EnPro Industries, Inc.
Offer to Exchange
all outstanding unregistered $350,000,000 5.75% Senior Notes due 2026 for
$350,000,000 5.75% Senior Notes due 2026
which have been registered under the Securities Act

We are offering to exchange new 5.75% Senior Notes due 2026 (which we refer to as the “new notes”) for our currently outstanding unregistered 5.75% Senior Notes due 2026 issued on October 17, 2018 (which we refer to as the “old notes”) (CUSIP Nos. 29355X AF4 and U29300 AC1) on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal.

•	The exchange offer will expire at 5:00 p.m., New York City time, on May 9, 2019, unless extended.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the date of expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•
The terms of the new notes to be issued are identical in all material respects to the outstanding old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, or the “Securities Act,” and will not have any of the transfer restrictions and certain additional interest provisions relating to the old notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

•
We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system. The new notes will be part of a series of notes for which certain dealers currently make a market. However, there can be no assurance as to the continuance or liquidity of any market for the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

See “Risk Factors” beginning on page 16 for a discussion of matters that participants in the exchange offer should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2019

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Chris O’Neal, Senior Vice President, Strategy, Corporate Development & Investor Relations, EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209-4674, telephone (704) 731-1500.  In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this prospectus speaks only as of the date of the document containing such information.  Our business, financial condition, liquidity, results of operations and prospects may have changed subsequent to any such date.

WE ARE NOT MAKING THE EXCHANGE OFFER TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE APPLICABLE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION OR WHERE IT IS OTHERWISE UNLAWFUL.

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NON-GAAP FINANCIAL MEASURES

We have provided EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA, all of which are not financial measures under generally accepted accounting principles in the United States (“GAAP”), in this prospectus because we believe they provide investors with additional information to measure our operating performance and evaluate our ability to service our debt. Our method for calculating these non-GAAP financial measures may differ from other companies’ methods and may not be comparable to similarly titled measures reported by other companies. These measures are not recognized under GAAP, and we do not intend for this information to be considered in isolation or as a substitute for GAAP measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see “Summary—Summary Historical Consolidated Financial Information and Other Data,” and related footnotes, included elsewhere in this prospectus.

CAUTIONARY DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein includes statements that reflect projections or expectations of our future financial condition, results of operations and business that are subject to risk and uncertainty. When used in this prospectus, the words “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” and other expressions generally identify forward-looking statements.

We cannot guarantee actual results or events will not differ materially from those projected, estimated, assigned or anticipated in any of the forward-looking statements contained in this prospectus. Important factors that could result in those differences include those specifically noted in the forward-looking statements and those identified in “Risk Factors” in prospectus and in risk factors in our annual report on Form 10‑K for the year ended December 31, 2018, which include:

•	general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns;

•	prices and availability of raw materials;

•	fluctuations in relevant foreign currency exchange rates;

•	unanticipated delays or problems in introducing new products;

•	the incurrence of contractual penalties for the late delivery of long lead-time products;

•	announcements by competitors of new products, services or technological innovations;

•	changes in our pricing policies or the pricing policies of our competitors; and

•
the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters.

We caution you not to place undue reliance on these statements, which speak only as of the date on which such statements were made.

Whenever you read or hear any subsequent written or oral forward-looking statements attributed to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section.

MARKET DATA

Market data used throughout this prospectus is based on our management’s knowledge of the industry and the good faith estimates of our management.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

BASIS OF FINANCIAL INFORMATION

On June 5, 2010 (the “GST Petition Date”), three of our subsidiaries, including Garlock Sealing Technologies LLC (collectively, “GST”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina (the “Bankruptcy Court”) as a result of tens of thousands of pending and expected future asbestos personal injury claims. Because of the filing, the results of these subsidiaries were deconsolidated from our results from the GST Petition Date until the Joint Plan (as defined below) was consummated and became effective at 12:01 a.m. on July 31, 2017.

On March 17, 2016, we announced that we had reached a comprehensive consensual settlement to resolve current and future asbestos claims which contemplated the joint plan of reorganization (the “Joint Plan”) which was filed with the Bankruptcy Court. This settlement contemplated that our Coltec Industries Inc subsidiary (“Coltec”) would, subject to the receipt of necessary consents, undergo a corporate restructuring (the “Coltec Restructuring”) in which all of its significant operating assets and subsidiaries, which included each of our major business units, would be distributed to a new direct subsidiary of EnPro Industries, Inc., which would also assume all of Coltec’s non-asbestos liabilities. The Coltec Restructuring was completed on December 31, 2016, and included the merger of Coltec with and into OldCo, LLC (“OldCo”), an indirect subsidiary of EnPro Industries, Inc. As further contemplated by the settlement, on January 30, 2017 (the “OldCo Petition Date”), OldCo filed a Chapter 11 bankruptcy petition with the Bankruptcy Court (the “OldCo Chapter 11 Case”), and OldCo was deconsolidated from our results from the OldCo Petition Date until the Joint Plan was consummated and became effective at 12:01 a.m. on July 31, 2017.

GST and OldCo were reconsolidated effective July 31, 2017, upon the consummation of the Joint Plan. Our results for periods prior to that date are not restated to include GST and OldCo’s results. See Notes 2 and 21 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference into this prospectus for additional information, including unaudited supplemental pro forma condensed consolidated financial results of operations for the years ended December 31, 2016 and 2017 presented as if the reconsolidation had been completed on January 1, 2016 and the gain associated with the reconsolidation recorded in the fiscal year ended December 31, 2017.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are required to file annual and quarterly reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our Internet website address is www.enproindustries.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the exchange offer.

We “incorporate by reference” information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents contain important information about us and our financial condition.

•	Our Annual Report on Form 10–K for the fiscal year ended December 31, 2018 (our “2018 Form 10‑K”);

•	Our Definitive Proxy Statement filed on Schedule 14A on March 20, 2019; and

•	Our Current Report on Form 8–K filed on January 11, 2019 (other than Item 2.02 thereof and Exhibit 99.1 thereto) and our Current Report on Form 8–K filed on March 11, 2019.

In addition, all documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (which does not include information furnished in a Current Report pursuant to Item 2.02 or Item 7.01, and any information relating thereto furnished pursuant to Item 9.01, in each case on Form 8-K), including after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, prior to the termination of the exchange offer, including any period during which we have agreed to make this prospectus available to broker-dealers for resales as described herein, shall be deemed to be incorporated by reference and will, from the date of filing such documents, automatically update and supersede information contained in this prospectus as if that information were included in this prospectus. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed.

You can also obtain from us without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates) by requesting such materials in writing or by telephone from us at:

Chris O’Neal
Senior Vice President, Strategy, Corporate Development & Investor Relations
EnPro Industries, Inc.
5605 Carnegie Boulevard
Suite 500
Charlotte, NC 28209-4674
(704) 731-1500

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN THURSDAY, MAY 2, 2019, WHICH IS FIVE BUSINESS DAYS BEFORE THE INITIAL SCHEDULED EXPIRATION DATE OF THE EXCHANGE OFFER.

SUMMARY

This summary highlights significant aspects of our business and the exchange offer, but it is not complete and may not contain all of the information that may be important to you.  You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus.  Investing in the notes involves significant risks, as described in the “Risk Factors” section.  In this prospectus, unless otherwise indicated or the context otherwise requires, references to the terms “we,” “us,” “our,” the “Issuer,” “EnPro” or the “Company” refer to EnPro Industries, Inc. and its subsidiaries.  All financial data presented in this prospectus is the financial data of EnPro Industries, Inc. and its consolidated subsidiaries unless otherwise indicated. The “old notes” consisting of the $350,000,000 in aggregate principal amount of 5.75% Senior Notes due 2026 which were issued on October 17, 2018 and the “new notes” consisting of the 5.75% Senior Notes due 2026 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “notes.” This prospectus and the letter of transmittal that accompanies it collectively constitute the exchange offer.

Company Overview

We are a leader in the design, development, manufacture and marketing of proprietary engineered industrial products that primarily include: sealing products; heavy-duty truck wheel-end components and systems; self-lubricating non-rolling bearing products; precision engineered components and lubrication systems for reciprocating compressors and engines; and heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines, including parts and services. We serve a diverse set of end markets and customers with leading brands, including Garlock®, STEMCO®, GGB® and Fairbanks Morse®. We believe our products are considered by our customers to be best-in-class due to a history of performance in critical and demanding applications where there is a high cost for failure. At December 31, 2018, we operated 50 primary manufacturing facilities located in 12 countries, including the United States. For the year ended December 31, 2018, we generated $1,532.0 million of net sales, $24.6 million of net income and $217.4 million of Adjusted EBITDA, see “—Summary Historical Consolidated Financial Information and Other Data.”

The charts below highlight our diversity of net sales by end market and geography:

2018 Sales by End Use Market	2018 Sales by Geography

Consolidated Operations

We manage our business as three segments: Sealing Products, Engineered Products, and Power Systems. Our reportable segments are managed separately based on differences in their products and services and their end-customers.

The following charts set forth the sales and segment profit of each of our segments for the year ended December 31, 2018.

Segment Sales	Segment Profit
(dollars in millions)

Segment Overview of EnPro Industries

Segments	Sealing Products			Engineered Products		Power Systems
Year ended December 31, 2018	Sales(1): $954 million Segment Adjusted EBITDA(2): $159 million Segment Profit Margin: 9% Segment Adjusted EBITDA Margin(3): 17%			Sales(1): $324 million Segment Adjusted EBITDA(2): $56 million Segment Profit Margin: 12% Segment Adjusted EBITDA Margin(3): 17%		Sales(1): $258 million Segment Adjusted EBITDA(2): $37 million Segment Profit Margin: 11% Segment Adjusted EBITDA Margin(3): 14%
(4)
Products
	• Gaskets & Packing • Oil Seals • Pipeline Insulating Products	• High Performance Metal Seals • Brush Seals • Bellows • Turbine Hot Gas Path Section Components • Polymer Products	• Wheel End • Suspension • Brake Products • Innovative Tire and Mileage Systems	• Plain Bearings • Bushing Blocks • Bearing Assemblies	• Sealing Components, Valves and Lubrication Systems for Reciprocating Compressors	• Medium-speed Diesel Engines • Parts & Service • Systems Packager
End Markets
	• General Industry • Oil & Gas • Basic Materials • Chemical Processing • Power Generation • Food & Beverage	• Electronics & Semiconductors • Aerospace • Power Generation • General Industry • Oil & Gas	• Heavy-Duty Truck and Trailer • Medium Duty Vocational Truck	• Auto • Construction & Agriculture • Fluid Power • General Industry	• Oil & Gas • Compressors • Services • Chemical Processing • Other Industries	• Commercial • Government
Representative Customers
	• BASF • Chevron • Daewoo E&C • Dow • Duke Power • GE • Nestlé • Saudi Aramco • ThyssenKrupp	• Applied Materials • Electricité de France • GE • Honeywell • Parker Hannifin • Schlumberger	• FedEx • H-E-B • Utility • Mack • UPS • Volvo • Wal-Mart	• Alstom • Bosch • Caterpillar • Casappa • Emerson • United Technologies • John Deere	• Apache • Air Products • Dow • GE • Graham Packaging • Shell • Tesoro	• U.S. Navy • U.S. Coast Guard • Naval Shipyards • Northrop Grumman • General Dynamics NASSCO • Lockheed Martin • Electricité de France • EcoPetrol

(1)	Sales for each segment include intersegment sales. Intersegment sales for the year ended December 31, 2018 were $4.2 million.

(2)
Segment Adjusted EBITDA is segment profit before depreciation and amortization, restructuring costs, acquisition expenses and fair value adjustment to acquisition date inventory. Segment profit does not include an allocation of corporate expenses. For a presentation of segment profit and the calculation of Segment Adjusted EBITDA, see “—Summary Historical Consolidated Financial Information and Other Data.”

(3)	Segment Adjusted EBITDA Margin is Segment Adjusted EBITDA divided by segment sales.

Sealing Products Segment

Our Sealing Products segment includes three operating divisions, Garlock, Technetics and Stemco, that serve a wide variety of industries where performance and durability are vital for safety and environmental protection. Our products are used in many demanding environments such as those characterized by high pressure, high temperature and chemical corrosion, and many of our products support critical applications with a low tolerance for failure.

The Garlock family of companies designs, manufactures and sells sealing products, including: metallic, non-metallic and composite material gaskets; dynamic seals; compression packing; hydraulic components; expansion joints; flange sealing and isolation products; pipeline casing spacers/isolators; casing end seals; and modular sealing systems for sealing pipeline penetrations. These products are used in a variety of industries, including chemical and petrochemical processing, petroleum extraction and refining, pulp and paper processing, power generation, food and pharmaceutical processing, primary metal manufacturing, mining and water. Among the well-known brand names are Garlock®, Gylon®, KLOZURE®, GUARDIANTM, Pikotek®, EVSPTM and Gar-Seal®.

Technetics designs, manufactures and sells high performance metal seals, mechanical seals, elastomeric seals, edge-welded bellows, pedestals for semiconductor manufacturing, and a wide range of polytetrafluoroethylene (“PTFE”) products. These products are used in a variety of industries, including semiconductor, aerospace, industrial gas, power generation, oil and gas, life sciences and other industries. Brands include HELICOFLEX®, BELFAB®, FELTMETAL®, BLADESAFE®, TEXOLON®, VITAFLEX®, CEFIL’AIR® and ORIGRAF®.

Stemco designs, manufactures and sells heavy-duty truck wheel-end components and systems including: seals; hubcaps; mileage counters; bearings; locking nuts; brake products, such as brake drums, automatic brake adjusters, disc brake friction and wheel kits for both disc brake and drum brake systems; suspension components, such as steering knuckle king-pins and bushings, spring pins and bushings, other polymer bushing components, and air springs for tractor, trailer and cab suspensions; and automatic tire inflation systems, RF-based tire pressure monitoring and inflation systems and automated mileage collection devices, as well as trailer aerodynamic devices designed to increase fuel efficiency. Its products primarily serve the medium and heavy-duty commercial vehicle market. Product brands include STEMCO®, STEMCO Kaiser®, STEMCO Crewson®, STEMCO Motor Wheel®, Grit Guard®, Guardian HP®, Voyager®, Discover®, Endeavor®, Pro-Torq®, Zip-Torq®, Sentinel®, Defender®, Data Trac®, QwikKit®, Centrifuse®, AerisTM, Aeris Smart SenseTM, BAT RF®, TrailerTail®, Spring Ride® and Super Cushion®.

Customers

Our Sealing Products segment sells products to industrial agents and distributors, original equipment manufacturers (“OEMs”), engineering and construction firms and end users worldwide. Sealing products are offered to global customers, with approximately 32% of sales delivered to customers outside the United States in 2018. Representative customers are shown in the segment overview table above. In 2018, the largest customer accounted for approximately 9% of segment revenues.

Raw Materials and Components

Our Sealing Products segment uses PTFE resins, aramid fibers, specialty elastomers, elastomeric compounds, graphite and carbon, common and exotic metals, cold-rolled steel, leather, aluminum die castings, nitrile rubber, powdered metal components, and various fibers and resins. We believe all of these raw materials and components are readily available from various suppliers.

Engineered Products Segment

Our Engineered Products segment includes two high performance industrial products businesses: GGB and Compressor Products International (CPI).

GGB designs, manufactures and sells self-lubricating, non-rolling, metal polymer, engineered plastics, and fiber reinforced composite bearing products, as well as aluminum bushing blocks for hydraulic applications. The bearing surfaces are often made of PTFE or a mixture that includes PTFE to provide maintenance-free performance and reduced friction. GGB’s bearing products typically perform as sleeve bearings or thrust washers under conditions of no lubrication, minimal lubrication or pre-lubrication. These products are used in a wide variety of markets such as the automotive, aerospace, pump and compressor, construction, power generation and general industrial markets. GGB has approximately 20,000 bearing part numbers of different designs and physical dimensions. GGB is a leading and well recognized brand name and sells products under the DU®, DP®, DX®, DS®, HI-EX®, EP™, SY™, HPMB™ and GAR-MAX™ names.

CPI designs, manufactures, sells and services components for reciprocating compressors and engines. These components, which include packing and wiper rings, piston and rider rings, compressor valve assemblies, divider block valves, compressor monitoring systems, lubrication systems and related components are utilized primarily in the refining, petrochemical, natural gas gathering, storage and transmission, and general industrial markets. Brand names for our products include Hi-Flo™, Valvealert™, EMISSIONGUARD™, Pro Flo™, SAFEGUARD®, Neomag™, CVP®, XDC®, POPR®, Twin Ring™, Liard™ and Proven Solutions for the Global Compression Industry™.

Customers

The Engineered Products segment sells its products to a diverse customer base worldwide, with approximately 72% of sales delivered to customers outside the United States in 2018. GGB has customers worldwide in all major industrial sectors, and supplies products directly to customers through GGB’s own local distribution system and indirectly to the market through independent agents and distributors with their own local networks. CPI sells its products and services globally through its internal sales force, independent sales representatives, distributors, and service centers. In 2018, the largest customer accounted for approximately 2% of segment revenues.

Raw Materials

GGB’s major raw material purchases include steel coil, bronze powder, bronze coil, PTFE and aluminum. GGB sources components from a number of external suppliers. CPI’s major raw material purchases include PTFE, polyetheretherketone (PEEK), compound additives, bronze, steel, and stainless steel bar stock. We believe all of these raw materials and components are readily available from various suppliers, though there are limited suppliers for certain other minor, but critical, raw materials.

Power Systems Segment

Our Power Systems segment is composed of our Fairbanks Morse business, which designs, manufactures, sells and services heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines. We market these products and services under the Fairbanks Morse® brand name. Products in this segment include licensed heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines, in addition to our own designs. The reciprocating engines range in size from 700 to 31,970 horsepower and from five to 20 cylinders. These products are used in marine, oil and gas, and power generation markets. We have been building engines for over 120 years under the Fairbanks Morse® brand name and we have a large installed base of engines for which we supply aftermarket parts and service. Fairbanks Morse has been a key supplier to the U.S. Navy for medium-speed diesel engines and has supplied engines to the U.S. Navy for over 75 years.

Customers

Our Power Systems segment sells its products and services to customers worldwide, including major shipyards, municipal utilities, institutional and industrial organizations, sewage treatment plants, nuclear power plants and offshore oil and gas platforms, with approximately 15% of sales delivered to customers outside the United States in 2018. We market our products through a direct sales force of engineers in North America and through independent agents worldwide. Our representative customers include Northrop Grumman, General Dynamics, Lockheed Martin, the U.S. Navy, the U.S. Coast Guard, Electricité de France, Areva, Abbvie, and Exelon. In 2018, the largest customer accounted for approximately 14% of segment revenues.

Raw Materials and Components

Our Power Systems segment purchases multiple ferrous and non-ferrous castings, forgings, plate stock and bar stock for fabrication and machining into engines. In addition, we buy a considerable amount of precision-machined engine components. We believe all of these raw materials and components are readily available from various suppliers, but may be subject to long and variable lead times.

Competition

We compete with a number of competitors in each of our segments. Although it varies by products, competition is based primarily on performance of the product for specific applications, product reliability, availability and price. Our leading brand names, including Garlock® and STEMCO®, have been built upon long-standing reputations for reliability and durability. In addition, we believe the breadth, performance and quality of our product offerings allow us to achieve premium pricing and have made us a preferred supplier among our agents and distributors in many of our businesses. Key competitors for the Sealing Products segment include A.W. Chesterton Company, Klinger Group, Teadit, Lamons, SIEM/Flexitallic, SKF USA Inc. and Federal-Mogul Corporation. Key competitors for the Engineered Products segment include Kolbenschmidt Pierburg AG, Federal-Mogul Corporation, Saint-Gobain’s Norglide division, Cook Compression and Hoerbiger Corporation. Key competitors for the Power Systems segment include MTU, Caterpillar Inc. and Wartsila Corporation.

Competitive Strengths

We believe the following strengths provide us with significant competitive advantages as we execute our business strategy:

Our Brands Set Industry Standards and Drive a Portfolio of Highly Repeatable, Stable Businesses

Our leading brands, including Garlock®, STEMCO®, GGB® and Fairbanks Morse®, have legacies ranging from 60 to over 125 years. We believe that the products sold under these leading brands are well established and highly recognized in their respective markets, and, in our flagship product lines, we hold leading market positions. In many cases, we expect our products are the products of choice for our customers given our long-standing histories of reliable performance in demanding and critical applications. We believe many of our products set industry standards around safety, emissions control, reliability, and performance. And we were among the first to market with a number of products, including opposed piston engines, non-asbestos sealing products, high-performance PTFE gaskets, metal-polymer bearings, and zero-PFOA (perfluorooctanoic acid) bearings. A meaningful percentage of our sales is generated by products that are either sole-sourced or customer-specified. The focus of our brand and business model has been, and continues to be, developing premium quality products that meet demanding performance standards, providing customers with focused service and support, and developing and nurturing enduring customer relationships.

Many of Our Products Perform in Demanding Environments and Serve Critical Applications

Many of our products support critical applications in demanding environments such as those characterized by high pressure, high temperature, chemical corrosion and requirement for zero failure. Notable examples include sealing products for nuclear reactor pressure vessels; seals, bearings and related products for aircraft engines and landing gear; seals and related products used in the pharmaceutical industry; wheel-end and brake products for Class 8 trucks; and engines that provide propulsion or auxiliary power for U.S. Navy vessels. We believe many of our products’ long-standing histories of performance reliability in demanding environments and for critical applications provide significant commercial advantages, leading to value-based pricing opportunities that drive premium margins and capital returns. In addition, some applications in which our products serve are characterized by high customer switching costs, due to both the critical nature of the application and the specification process.

Our Highly Diversified Business Portfolio Leads to Stable Cash Flows

Our sales are generated across a broad range of industries and geographies. We serve more than 30 end markets, and approximately 38% of our 2018 net sales were from sales to customers outside of the United States. A slowdown in a specific industry or economy can be offset by an uptick in other markets, providing confidence in our ability to sustain profitability and stable cash flows over time. We also have a strong mix of aftermarket and OEM customers, with a roughly even split between these types of customers.  Much of our OEM business is platform-based and sole-sourced, resulting in very low product displacement. Additionally, our large installed base of products generates a steady recurring aftermarket revenue stream.

We Have Positioned Our Company for Growth and Continuous Improvement

Since our spin-off from Goodrich Corporation (“Goodrich”) in 2002, we have systematically refined our business mix and model, and we are well positioned for future growth and continuous operational improvement. Initiatives undertaken include the following:

•
We have streamlined our mix of businesses, divesting a large division (Quincy Compressor) and several small, non-strategic business units. We have reinvested fully the proceeds of those divestitures into businesses that fit strategically with our operating divisions and that provide new products, new technologies and new or expanded geographic reach. In the process, we have refined our acquisition processes and developed a formal playbook for a business-unit focused, strategy-driven approach to managing our portfolio. We have expanded globally through both acquisitions and organic initiatives, particularly in Asia, South America and the Middle East.

•	We have enhanced our innovation focus and processes, with approximately $30.2 million in R&D spending during 2018 and a growing pipeline of new products to seed future growth.

•	We have developed a comprehensive supply chain management process and currently have 40 category teams managing 85% of our total spending, targeting annual savings of 2.4% through the business cycle.

•	We have developed a world-class safety program and culture and are the only public company to be recognized on three separate occasions by EHS Today as America’s Safest Company.

•
We have invested heavily in our infrastructure with major facility upgrades and ERP implementations in all of our operating divisions. And we have developed an EnPro global manufacturing and commercial business model through cross-division collaboration and external benchmarking.

•
In 2016, we initiated and completed a comprehensive restructuring program to reduce costs and exit low performing business units and locations, thus establishing a stronger foundation for future growth as industrial markets recover.

The EnPro Senior Executive Team is Composed of Members with Diverse Educational and Functional Backgrounds and Demonstrated Track Records of Success

Our executive management team is led by Steve Macadam, President and Chief Executive Officer, who has served in this capacity for over ten years. On March 11, 2019, Mr. Macadam notified our board of directors of his decision to retire as President and Chief Executive Officer effective on July 29, 2019. Mr. Macadam offered to continue to serve as an employee until February 29, 2020 to facilitate the transition in leadership. Our board of directors has announced its intention to appoint Marvin Riley, currently our Executive Vice President and Chief Operating Officer, to succeed Mr. Macadam as President and Chief Executive Officer on July 29, 2019 and to then appoint Mr. Macadam to serve as Vice Chairman until February 29, 2020. Prior to his appointment as Executive Vice President and Chief Operating Officer in July 2017, Mr. Riley served as President of Fairbanks Morse (the Power Systems segment) and held a senior manufacturing position at EnPro prior to that. Mr. Riley and others on the EnPro senior team bring a diverse mix of educational and functional backgrounds and demonstrated records of success at both EnPro and in their roles prior to joining EnPro. The varied backgrounds include experience with other industrial businesses and with professional consulting and accounting firms. Susan Sweeney, President of GGB, and Deepak Navnith, President of Fairbanks Morse, similarly held senior manufacturing positions prior to their current roles.  Eric Vaillancourt, President of Stemco, Bill Favenesi, President of CPI, Gilles Hudon, President of Technetics and Mike Faulkner, President of Garlock all have strong commercial backgrounds.

Business Strategy

We seek to take advantage of our competitive strengths to execute our growth and cost reduction strategies and, as a result, to maximize our free cash flow. Examples include:

Capitalize on Secular Growth Trends in Core Lines of Business

We serve a diverse group of markets and geographies and seek to invest in, and capture the benefits of, positive secular trends.

In our Sealing Products segment, our Garlock business has benefitted from recent growth in the hydrocarbon processing, metals and mining and general industrial markets, and we expect these core markets to continue to experience favorable conditions in the near to mid-term. In addition, our Garlock business is expanding its presence in less cyclical and higher growth end markets such as food and pharmaceutical. At Technetics Group, we have been benefitting from strength in the semiconductor and aerospace markets. We are also investing in innovation and new product development and expect those investments to enhance our financial performance and competitive position. In response to significant declines and structural changes in the industrial gas turbine market, we are exiting that market to focus on our core strengths in high performance sealing and highly engineered components for the aerospace and semiconductor markets. In our Stemco business, which serves the heavy-duty trucking industry, we are benefitting from robust new truck and trailer builds, a strong aftermarket presence and from increasing penetration of the suspension segment of the market. Stemco is also capitalizing on its products that enhance highway safety and on regulatory trends addressing stopping distance, brake quality and fuel efficiency.

In our Engineered Products segment, our GGB business has benefitted from growth in the general industrial market and continued strength in the automotive markets, particularly in Europe where we have a strong automotive presence. GGB will continue to pursue incremental growth through efforts to convert legacy roller bearing applications in the U.S. to high performing and less costly plain bearings. We also seek to gain share in China as premium quality auto production develops to serve a rising middle class. At CPI, we have benefitted from the recovery in the oil and gas markets and favorable conditions in the petrochemical industry. We also recently introduced a new compressor lubrication monitoring product line that has received positive feedback from customers.

In our Power Systems segment, Fairbanks Morse is a significant supplier to the U.S. Navy and has a leading market share in the U.S. nuclear market. Future growth is anticipated to come primarily from U.S. Navy ship building and fleet refurbishment and from initiatives underway to expand in commercial markets. Currently, we are developing a next generation opposed piston engine (Trident OP™) that, if successful, will provide increased opportunities in commercial power generation markets. In addition, Fairbanks Morse has an agreement with MAN Energy Solutions SE that provides Fairbanks Morse with additional products for sale to the U.S. power generation market.

Drive Growth through Product Innovation

We seek to drive growth by enhancing our product and technology offerings. Within our Sealing Products segment, we are expanding the Garlock family of products to meet the needs of the food and pharmaceutical markets. We are also making distinctive improvements in several of our core product lines to maintain our competitive advantage in product performance. Recent examples include the new Evolution and Epix product lines. At Stemco, we have an established track record of new product development and a number of product innovation initiatives underway in our wheel-end, brake and suspension components groups. At Technetics, we are expanding our product offerings for the aerospace, semiconductor and nuclear markets through close customer collaboration and active partnerships with companies like Airbus, Applied Materials, and the French nuclear agency (CEA). In our Power Systems segment, we are working to commercialize our internally developed, next generation opposed piston engine, the Trident OP™. We plan to continue the development of proprietary products as a means to differentiate ourselves from our competitors and grow our business. These efforts are supported by an enterprise-wide focus on innovation led by one of our division presidents.

Capture Growth via Geographic Expansion

While our primary markets are the developed economies of North America and Europe, we have expanded selectively in Eastern Europe, Asia, South America, the Middle East and Africa since the 2002 spin-off from Goodrich. All of our operating divisions other than Fairbanks Morse and CPI have a presence in Asia where our focus, with the exception of Stemco, is serving the local market. In the case of Stemco, we operate two facilities in China that produce wheel-end bearings and air disc brake friction for export to the U.S. We will continue to expand geographically in areas, and with customers, that value our high-performance products and service capabilities.

Supplement Organic Growth with Strategic Acquisitions

In addition to new product development and geographic expansion, acquisitions provide a means for expanding our addressable market through adding new products and technologies and helping us enter new markets. We maintain a disciplined and conservative acquisition approach that is grounded in business strategy and that incorporates all aspects of the acquisition process, including target identification, valuation and negotiation, due diligence, integration and post-closing business planning and execution. Our acquisition focus has led to a ten-fold increase in Stemco’s addressable market over the past seven years, establishment of the Technetics Group to focus on high-performance sealing and related products, and expansion of Garlock’s pipeline products and hygienic technologies businesses. At Stemco, we have significant room to capture share in our expanded addressable market based on brand strength, channel strategy and sales excellence. Since the spinoff from Goodrich in 2002, we have invested approximately $768 million in acquisitions at an average price to EBITDA multiple of 7.3x before consideration of synergies.

Ongoing Focus on Cost Containment and Continuous Improvement

We continue to seek opportunities to lower manufacturing costs by optimizing our production footprint, implementing new manufacturing practices and processes and investing in capital equipment to increase manufacturing efficiencies and improve product quality.  We will continue to manage our total supply spend through the work of our 40 category teams with the goal of realizing annual savings of 2.4% through the business cycle. In addition, we expect to continue to realize additional benefits from the investments made in new ERP systems over the past five years.

Corporate Information

We were incorporated under the laws of the State of North Carolina on January 11, 2002, as a wholly owned subsidiary of Goodrich Corporation. The incorporation was in anticipation of Goodrich’s announced distribution of its Engineered Industrial Products segment to existing Goodrich shareholders. The distribution took place on May 31, 2002.  Our principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 and our telephone number is (704) 731-1500.  Our common stock is listed on the New York Stock Exchange under the symbol “NPO.”  We maintain an Internet website at www.enproindustries.com; however, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated by reference into this prospectus when making a decision whether to invest in the notes.

Summary Historical Consolidated Financial Information and Other Data

The following summary historical consolidated financial information and other data as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 have been derived from and should be read together with the audited consolidated financial statements and related notes included in our 2018 Form 10-K which is incorporated by reference into this prospectus. The following summary historical consolidated financial information and other data as of December 31, 2016 have been derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus. Our summary historical consolidated financial information and other data are not necessarily indicative of our future performance. The financial information and data provided in this table are only summary, do not provide all of the information or data contained in our financial statements, and should also be read in conjunction with the sections of this prospectus entitled “Capitalization” and with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2018 Form 10-K.

	Year Ended December 31,
	2016(1)	2017(2)	2018
	(dollars in millions)
Statement of Operations Data:
Net Sales	$1,187.7	$1,309.6	$1,532.0
Cost of sales	791.9	865.3	1,053.0

Gross profit	395.8	444.3	479.0

Operating expenses:
Selling, general and administrative	302.7	325.7	340.4
Asbestos settlement	80.0	—	—
Other	15.6	16.9	21.3

Total operating expenses	398.3	342.6	361.7

Operating income (loss)	(2.5)	101.7	117.3
Interest expense	(55.9)	(50.9)	(28.5)
Interest income	0.8	1.5	1.2
Gain on reconsolidation of GST and OldCo	—	534.4	—
Other expense	(11.1)	(9.2)	(43.4)

Income (loss) before income taxes	(68.7)	577.5	46.6
Income tax benefit (expense)	28.6	(37.7)	(22.0)

Net income (loss)	$(40.1)	$539.8	$24.6

Balance Sheet Data:
Cash and cash equivalents	$111.5	$189.3	$129.6
Total current assets	$524.9	$819.6	$732.0
Property, plant and equipment, net	$215.4	$296.9	$301.2
Total assets	$1,546.4	$1,886.1	$1,719.1
Total current liabilities	$303.0	$268.1	$287.1
Long-term debt (including current portion)	$425.0	$618.5	$464.9
Notes payable to GST (including current portion)	$295.9	$—	$—
Total shareholders’ equity	$358.5	$902.8	$862.7

Other Financial Data:
EBITDA, net of reconsolidation gain(3)	$43.5	$156.3	$147.6
Adjusted EBITDA(3)	$152.2	$188.2	$217.4
Net cash provided by operating activities	$64.5	$46.6	$226.4
Net cash used in investing activities	$(61.4)	$(97.7)	$(26.0)
Net cash provided by (used in) financing activities	$22.0	$118.5	$(252.4)
Capital expenditures	$(39.9)	$(44.7)	$(66.0)

Segment Data:
Sales
Sealing Products	$705.6	$804.3	$954.4
Engineered Products	277.1	301.1	323.9
Power Systems	208.3	208.2	257.9
Segment Profit
Sealing Products	82.3	90.4	85.2
Engineered Products	12.8	30.1	40.1
Power Systems	17.7	29.4	29.3
Segment Adjusted EBITDA(3)
Sealing Products	121.7	141.1	159.1
Engineered Products	37.2	48.5	56.3
Power Systems	22.5	34.6	37.2

(1)
On April 29, 2016, we acquired certain assets and assumed certain liabilities of Rubber Fab Gasket & Molding, Inc. (“Rubber Fab”), a privately-held company offering a full range of high performance sanitary gaskets, hoses and fittings for the hygienic process industries. Rubber Fab is managed as part of EnPro’s Garlock division within the Sealing Products segment. We paid $22.6 million, net of cash acquired, for the acquisition of Rubber Fab.

(2)
In October 2017, we acquired 100% of the stock of Commercial Vehicle Components Co., Ltd. (“CVC”), a manufacturer of air disc brake and medium duty hydraulic disc brake pads for the heavy-duty and medium-duty commercial vehicle aftermarket. CVC is managed as part of our Stemco division within the Sealing Products segment. In June 2017, we acquired certain assets and assumed certain liabilities of Qualiseal Technology (“Qualiseal”), a privately-held company offering custom-engineered mechanical face and circumferential seals for demanding aerospace and industrial applications. Qualiseal is managed as part of our Technetics division within the Sealing Products segment. We paid $44.6 million, net of cash acquired, in 2017 for businesses acquired during the year.

As discussed above in “Basis of Financial Information,” our formerly deconsolidated subsidiaries, GST and OldCo, were reconsolidated effective July 31, 2017 (the “Reconsolidation Date”) upon the consummation of the Joint Plan. The reconsolidation of GST and OldCo on the Reconsolidation Date was accounted for as a business acquisition. In accordance with GAAP, the purchase price for the acquisition was equal to the fair value of our investment in GST and OldCo on the Reconsolidation Date. In the reconsolidation, the investment in GST and OldCo is deemed to be exchanged for our exclusive control of these businesses. No cash is transferred in the reconsolidation transaction, other than the reconsolidation of GST’s and OldCo’s cash and cash equivalents at that date. For further information, see Note 2, “Garlock Sealing Technologies LLC, Garrison Litigation Management Group, Ltd., and OldCo, LLC” to the audited consolidated financial statements included in our 2018 Form 10-K which is incorporated by reference into this prospectus.

(3)
We define “EBITDA” for the periods presented above as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense and “EBITDA, net of reconsolidation gain” as net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, and gain on reconsolidation of GST and OldCo. EBITDA and EBITDA, net of reconsolidation gain do not represent, and should not be considered as, alternatives to net income or cash flows from operating activities, each as determined in accordance with GAAP. We define “Adjusted EBITDA” for the periods presented above as net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, gain on reconsolidation of GST and OldCo, asbestos settlement, goodwill and other intangible asset impairment, restructuring costs, loss on exchange and repurchase of convertible debentures, acquisition expenses, fair value adjustment to acquisition date inventory, environmental reserve adjustment and other costs associated with previously disposed businesses, and other selected items. We define Segment Adjusted EBITDA as segment profit before depreciation and amortization expense, restructuring costs, acquisition expenses and fair value adjustment to acquisition date inventory. We have presented EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA in this prospectus because we believe they are useful financial measurements for assessing operating performance as they provide investors with additional bases to evaluate our performance. In addition, we use these metrics to further our understanding of our historical and prospective consolidated operating performance and, with respect to Segment Adjusted EBITDA, the operating performance of our segments before expenses incurred by our corporate activities. In addition, we use Adjusted EBITDA and Segment Adjusted EBITDA to evaluate the ordinary course of our operations, before certain selected items, even though those items may be recurring, because we believe to effectively compare our core operating performance from period to period on a historical and prospective basis, these metrics should exclude items relating to restructuring costs and acquisition costs, and Adjusted EBITDA should also exclude gain on reconsolidation of GST and OldCo, asbestos settlement, goodwill and other intangible asset impairment, loss on exchange and repurchase of convertible debentures, fair value adjustment to acquisition date inventory, environmental reserve adjustment and other costs associated with previously disposed businesses, and other selected items, incurred outside the ordinary course of our operations. Other companies may calculate EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA differently than we do. EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA are not measures of performance under GAAP and should not be considered as a substitute for our net income, or the segment profit of our reporting segments, respectively, prepared in accordance with GAAP. Each of EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; EBITDA, EBITDA, net or reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt; EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA do not reflect income tax expense or the cash requirements necessary to pay for income tax obligations; and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA do not reflect any cash requirements for such replacements. In addition, in evaluating EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA, net of reconsolidation gain, Adjusted EBITDA and Segment Adjusted EBITDA should not be construed as an inference that our future results will not be unaffected by unusual or non-recurring items.

The following table sets forth the reconciliation of net income to EBITDA, EBITDA, net of reconsolidation gain and Adjusted EBITDA for the periods indicated:

	Year Ended December 31,
	2016	2017	2018
	(in millions)
Net income (loss)	$(40.1)	$539.8	$24.6
Interest expense, net	55.1	49.4	27.3
Income tax expense (benefit)	(28.6)	37.7	22.0
Depreciation and amortization expense	57.1	63.8	73.7

EBITDA	43.5	690.7	147.6
Gain on reconsolidation of GST and OldCo	—	(534.4)	—

EBITDA, net of reconsolidation gain	43.5	156.3	147.6
Asbestos settlement	80.0	—	—
Impairment of ATD intangible assets	—	10.1	—
Restructuring costs	13.4	5.1	22.4
Loss on extinguishment of debt	—	—	18.1
Fair value adjustment to acquisition date inventory	0.1	4.7	—
Environmental reserve adjustment and other costs associated with previously disposed businesses(a)	8.6	8.7	13.4
Pension expense (non-service cost)	2.2	0.5	11.9
Other(b)	4.4	2.8	4.0
Adjusted EBITDA	$152.2	$188.2	$217.4

(a)	For periods other the year ended December 31, 2018, does not include other costs associated with previously disposed businesses, which costs were immaterial.
(b)
“Other” includes intercompany managements fees and legal fees related to the GST bankruptcy aggregating $2.9 million, $2.0 million and $1.2 million for the years ended December 31, 2016, 2017 and 2018, respectively, and acquisition expenses aggregating $1.0 million, $0.8 million and $2.0 million for the years ended December 31, 2016, 2017 and 2018, respectively. It also includes losses on the sale of assets and businesses of $0.5 million and $0.8 million for the years ended December 31, 2016 and 2018, respectively

The following table sets forth the reconciliation of segment profit of each of our reporting segments to Segment Adjusted EBITDA for the periods indicated:

	Year Ended December 31,
	2016	2017	2018
	(dollars in millions)
Sealing Products
Segment profit	$82.3	$90.4	$85.2
Depreciation and amortization expense	35.1	41.8	50.7
Restructuring costs	3.3	3.6	21.4
Acquisition expenses and fair value adjustment to acquisition date inventory	1.0	5.3	1.8
Segment Adjusted EBITDA	$121.7	$141.1	$159.1

Engineered Products
Segment profit	$12.8	$30.1	$40.1
Depreciation and amortization expense	17.5	16.8	15.4
Restructuring costs	6.8	1.5	0.7
Acquisition expenses and fair value adjustment to acquisition date inventory	0.1	0.1	0.1
Segment Adjusted EBITDA	$37.2	$48.5	$56.3

Power Systems
Segment profit	$17.7	$29.4	$29.3
Depreciation and amortization expense	4.4	5.2	7.6
Restructuring costs	0.4	—	0.3
Acquisition expenses and fair value adjustment to acquisition date inventory	—	—	—
Segment Adjusted EBITDA	$22.5	$34.6	$37.2

The Exchange Offer

On October 17, 2018, we issued $350,000,000 in aggregate principal amount of the old notes in transactions exempt from registration under the Securities Act. In connection with that issuance of old notes, we entered into a registration rights agreement, dated as of October 17, 2018, with the representative of the initial purchasers of those old notes. In the registration rights agreement, we agreed to offer to exchange old notes for new notes registered under the Securities Act. In this prospectus the old notes and the new notes are referred to together as the “notes.” You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer
We are offering to exchange up to $350 million principal amount of the new notes for an identical principal amount of the old notes. The new notes are substantially identical to the old notes, except that:

•      the new notes will be freely transferable, other than as described in this prospectus;
•      holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and
•      the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•      are not an affiliate of EnPro within the meaning of Rule 405 under the Securities Act;
•      are not a broker-dealer tendering old notes acquired directly from EnPro for your own account;
•      acquired the old notes in the ordinary course of your business; and
•      have no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and have made representations to EnPro to that effect.

If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act.

You may only exchange outstanding old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights
We have agreed to use our commercially reasonable efforts to consummate the exchange offer or cause the old notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, then additional interest (in addition to the interest otherwise due on the old notes or the new notes) will accrue on such old notes or new notes upon such occurrence.

If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances.  See “The Exchange Offer—Shelf Registration.”

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 9, 2019, unless it is extended.

Issuance of New Notes	We will issue new notes in exchange for old notes tendered and accepted in the exchange offer promptly following the expiration date (as it may be extended as described in this prospectus).

Conditions to the Exchange Offer
Our obligation to complete the exchange offer is subject to limited conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights
You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Appraisal Rights	Holders of old notes do not have any rights of appraisal for their notes if they elect not to tender their old notes for exchange.

Procedures for Tendering Old Notes
All of the old notes were issued in book-entry form, and, as of the date of this prospectus, all of the old notes are held in book-entry form represented by global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”) and none of the old notes are held in certificated form.  For all old notes held in book-entry form, the holder must tender its old notes by means of the DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program. Each holder of old notes in certificated form (in the event that any old notes become held in certificated form prior to expiration of the exchange offer) wishing to participate in the exchange offer must complete, sign and date the accompanying letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the original notes and any other required documentation to the exchange agent at the address in the letter of transmittal. See “The Exchange Offer—How to Tender.”

Guaranteed Delivery Procedures
If you wish to tender your original notes, but cannot properly do so prior to the expiration date of the exchange offer, you may tender your original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—How to Tender—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the indenture governing the notes, except we will not have any further obligation to you to provide for the exchange of the old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes not tendered or accepted in the exchange offer could be adversely affected.

Consequences of Failure to Exchange
All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes.  See “The Exchange Offer—Shelf Registration.”

Material United States Federal Income Tax Considerations
The exchange of old notes for new notes by U.S. holders should not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Broker-dealers
Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such new notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the new notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed that for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes. The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions and certain additional interest provisions relating to the old notes. The new notes will evidence the same debt as the old notes, will be issued under the same indenture as the old notes and will be entitled to the benefits of the indenture governing the notes.

Issuer	EnPro Industries, Inc. (the “Issuer”)

Notes Offered
$350,000,000 aggregate principal amount of new notes in exchange for $350,000,000 aggregate principal amount of outstanding old notes. The new notes will be issued under the Indenture (the “indenture”), dated October 17, 2018, by and between the Issuer, the subsidiaries of the Issuer party thereto from time to time as guarantors, and U.S. Bank National Association, as trustee.

Maturity Date	October 15, 2026.

Interest	Interest on the new notes will accrue at a rate of 5.75% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2019.

Guarantee
The notes will initially be guaranteed on a senior unsecured basis by our existing and future direct and indirect domestic subsidiaries that guarantee our indebtedness under our senior secured revolving credit facility (the “Revolving Credit Facility”).  See “Description of the Notes—Guarantee.”

For the year ended December 31, 2018, our subsidiaries that do not guarantee the notes represented approximately 39% and 51%, respectively, of our revenues and Adjusted EBITDA (calculated in a manner consistent with the presentation appearing in “Summary—Summary Historical Consolidated Financial Information and Other Data”). In addition, these non-guarantor subsidiaries represented approximately 31% of our total assets as of December 31, 2018 (treating these non-guarantor subsidiaries as a consolidated group for this purpose).

Ranking	The notes and the guarantees constitute senior obligations of the Issuer and the guarantors. They rank:

•      equally in right of payment with all of the Issuer’s and the guarantors’ existing and future senior debt;
•      senior in right of payment to all of the Issuer’s and the guarantors’ existing and future subordinated debt;
•      structurally subordinated to all liabilities of the Issuer’s existing and future subsidiaries that do not guarantee the notes; and
•      effectively subordinated in right of payment to all of the Issuer’s and the guarantors’ secured indebtedness (including the obligations under the Revolving Credit Facility) to the extent of the value of the assets securing such indebtedness. See “Description of Other Indebtedness—Revolving Credit Facility” in this prospectus.

As of December 31, 2018, the Issuer and the guarantors had $120.0 million aggregate principal amount of secured debt outstanding.  As of the same date, an additional $217.4 million, representing the full amount of the Revolving Credit Facility, less $116.7 million in outstanding borrowings and $15.9 million reserved for outstanding letters of credit would have been available for borrowing under the Revolving Credit Facility.

Optional Redemption
On or after October 15, 2021, we may redeem the notes, in whole or in part, at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” In addition, the Issuer may redeem up to 40% of the aggregate principal amount of the notes before October 15, 2021 with the net cash proceeds from certain equity offerings at a redemption price of 105.75% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date.  The Issuer may also redeem some or all of the notes before October 15, 2021 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make whole” premium.

Change of Control
If we experience a defined change of control we may be required to offer to repurchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.  See “Description of the Notes—Change of Control.”

Certain Covenants
The indenture contains covenants that, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

•      incur additional debt;

•      pay dividends, redeem stock or make other distributions;

•      enter into certain types of transactions with affiliates;

•      incur liens on assets;

•      make certain restricted payments and investments;

•      engage in certain asset sales, including sale and leaseback transactions; and

•      merge, consolidate, transfer or dispose of substantially all assets.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Certain Covenants.”

Absences of Established Market for the Notes
We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system. Accordingly, we cannot assure you that any trading market for the new notes will develop upon consummation of the exchange offer or, if such a market does develop, that such market will be maintained or as to the liquidity of any market.

Risk Factors
See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer or to invest in the notes.

RISK FACTORS

An investment in the new notes, like an investment in the old notes, represents a high degree of risk.  Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including matters discussed under “Risk Factors” in our 2018 Form 10-K. The following discussion and information incorporated by reference describe the material risks currently known to us.  However, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or adversely affect an investment in the notes.

Risks Related to Our Business

Our business and some of the markets we serve are cyclical and distressed market conditions could have a material adverse effect on our business.

The markets in which we sell our products, particularly chemical companies, petroleum refineries, heavy-duty trucking, semiconductor manufacturing, capital equipment and the automotive industry, are, to varying degrees, cyclical and have historically experienced periodic downturns. Prior downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices in these markets resulting in negative effects on our net sales and results of operations. A prolonged and severe downward cycle in our markets could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face intense competition that could have a material adverse effect on our business.

We encounter intense competition in almost all areas of our businesses. Customers for many of our products are attempting to reduce the number of vendors from which they purchase. To remain competitive, we need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We also need to develop new products to continue to meet the needs and desires of our customers. We may not have sufficient resources to continue to make such investments or maintain our competitive position. Additionally, some of our competitors are larger than we are and have substantially greater financial resources than we do. As a result, they may be better able to withstand the effects of periodic economic downturns. Certain of our products may also experience transformation from unique branded products to undifferentiated price sensitive products. This product commoditization may be accelerated by low cost foreign competition. Changes in the replacement cycle of certain of our products, including because of improved product quality or improved maintenance, may affect aftermarket demand for such products. Initiatives designed to distinguish our products through superior service, continuous improvement, innovation, customer relationships, technology, new product acquisitions, bundling with key services, long-term contracts or market focus may not be effective. Pricing and other competitive pressures could adversely affect our business, financial condition, results of operations and cash flows.

If we fail to retain the independent agents and distributors upon whom we rely to market our products, we may be unable to effectively market our products and our revenue and profitability may decline.

The marketing success of many of our businesses in the U.S. and abroad depends largely upon our independent agents’ and distributors’ sales and service expertise and relationships with customers in our markets. Many of these agents have developed strong ties to existing and potential customers because of their detailed knowledge of our products. A loss of a significant number of these agents or distributors, or of a particular agent or distributor in a key market or with key customer relationships, could significantly inhibit our ability to effectively market our products, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased costs for raw materials, the termination of existing supply agreements or disruptions of our supply chain could have a material adverse effect on our business.

The prices for some of the raw materials we purchase increased in 2018. While we have been successful in passing along some of these higher costs, there can be no assurance we will be able to continue doing so without losing customers. Additionally, our Power Systems segment has entered into long-term contracts to manufacture and sell engines and generator sets which do not allow for price adjustments to recover additional costs resulting from increases in the costs of materials and components during the contract period, and accordingly material increases in relevant costs could adversely affect the profitability of these long-term contracts and the profits of that segment. Similarly, the loss of a key supplier or the unavailability of a key raw material could adversely affect our business, financial condition, results of operations and cash flows.

We have exposure to some contingent liabilities relating to previously owned businesses, which could have a material adverse effect on our financial condition, results of operations, and cash flows in any fiscal period.

We have contingent liabilities related to discontinued operations, including previously owned businesses of our predecessors, including environmental liabilities and liabilities for certain products and other matters. In some instances we have indemnified others against those liabilities, and in other instances we have received indemnities from third parties against those liabilities.

Claims could arise relating to products, facilities or other matters related to our discontinued operations. Some of these claims could seek substantial monetary payments. For example, EnPro has entered into an Administrative Settlement Agreement and Order on Consent for Interim Removal Action with the Environmental Protection Agency for the assessment and potential remediation of eight surface uranium mines in Arizona on the basis that our EnPro Holdings, Inc. subsidiary (“EnPro Holdings”), through which we hold all of our operating subsidiaries, was a potentially responsible party under federal environmental laws as the successor to a former operator in the 1950s of those mines. Similarly, in connection with a facility located in Water Valley, Mississippi, which was divested in 1996 and has trichloroethylene soil and groundwater contamination, EnPro has entered into an Agreed Order with the Mississippi Department of Environmental Quality requiring development and implementation of a corrective action work plan addressing both the sources of contamination at the facility and areas where the contamination has migrated, which include residential homes and commercial and local government facilities, and area homeowners, owners of commercial facilities and the local county government and possibly other private parties and individuals have filed suit against EnPro seeking recovery for alleged damage to their properties, including diminution in value. Further, we could potentially be liable with respect to firearms manufactured prior to March 1990 by Colt Firearms, a former operation of a corporate predecessor of EnPro Holdings, and electrical transformers manufactured prior to May 1994 by Central Moloney, another former operation of that corporate predecessor.

We have insurance and have established reserves related to some of these liabilities based upon our best estimates in accordance with generally accepted accounting principles in the United States. However, if our insurance coverage is depleted or our reserves are not adequate, environmental and other liabilities relating to discontinued operations could have a material adverse effect on our financial condition, results of operations and cash flows.

We conduct a significant amount of our sales activities outside of the U.S., which subjects us to additional business risks, including foreign exchange risks, that may cause our profitability to decline.

Because we sell our products in a number of foreign countries, we are subject to risks associated with doing business internationally. In 2018, we derived approximately 38% of our net sales from sales of our products outside of the U.S. We operate 26 primary manufacturing facilities located in 11 countries outside the U.S. Our sales and operating activities outside of the U.S. are, and will continue to be, subject to a number of risks, including:

•	unfavorable fluctuations in foreign currency exchange rates, including long-term contracts denominated in foreign currencies;

•	adverse changes in foreign tax, legal and regulatory requirements;

•	difficulty in protecting intellectual property;

•
government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which we conduct business, could significantly increase our cost of products or otherwise reduce our sales and harm our business;

•	cultural norms and expectations that may sometimes be inconsistent with our Code of Conduct and our requirements about the manner in which our employees, agents and distributors conduct business;

•	differing labor regulations;

•	political and economic instability, including instabilities associated with European sovereign debt uncertainties and the future continuity of membership of the European Union; and

•	acts of hostility, terror or war.

Any of these factors, individually or together, could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, tapered roller bearings manufactured at our facilities in China that are imported into the United States before re-sale to customers are currently subject to “anti-dumping” duties imposed by the U.S. Department of Commerce based on its periodic review and analysis of our manufacturing and selling activities or the manufacturing and selling activities of larger Chinese suppliers of these products. Such duties, if imposed at higher levels, could materially adversely affect the commercial competitiveness of these products, which could adversely affect the business and results of operations of our Sealing Products segment.

Our operations outside the United States require us to comply with a number of United States and international regulations. For example, our operations in countries outside the United States are subject to the Foreign Corrupt Practices Act (the “FCPA”), which prohibits United States companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity, or obtain any unfair advantage. Our activities in countries outside the United States create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of the FCPA, even though these parties are not always subject to our control. We have internal control policies and procedures and have implemented training and compliance programs with respect to the FCPA. However, we cannot assure that our policies, procedures and programs always will protect us from reckless or criminal acts committed by our employees or agents. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances. In addition, we are subject to and must comply with all applicable export controls and economic sanctions laws and embargoes imposed by the United States and other various governments. Changes in export control or trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs and increase compliance costs, and violations of these laws or regulations may subject us to fines, penalties and other sanctions, such as loss of authorizations needed to conduct aspects of our international business or debarments from export privileges. Violations of the FCPA or export controls or sanctions laws and regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business financial condition, results of operations and cash flows.

We intend to continue to pursue international growth opportunities, which could increase our exposure to risks associated with international sales and operations. As we expand our international operations, we may also encounter new risks that could adversely affect our revenues and profitability. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with reputable and qualified local agents, distributors and trading companies. If we are not successful in developing these relationships, we may not be able to increase sales in these regions.

 Failure to properly manage these risks could adversely affect our business, financial condition, results of operations and cash flows.

If we are unable to protect our intellectual property rights and knowledge relating to our products, our business and prospects may be negatively impacted.

We believe that proprietary products and technology are important to our success. If we are unable to adequately protect our intellectual property and know-how, our business and prospects could be negatively impacted. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patents issued to third parties, whether before or after the issue date of our patents, could render our intellectual property less valuable. Questions as to whether our competitors’ products infringe our intellectual property rights or whether our products infringe our competitors’ intellectual property rights may be disputed. In addition, intellectual property rights may be unavailable, limited or difficult to enforce in some jurisdictions, which could make it easier for competitors to capture market share in those jurisdictions.

Our competitors may capture market share from us by selling products that claim to mirror the capabilities of our products or technology. Without sufficient protection nationally and internationally for our intellectual property, our competitiveness worldwide could be impaired, which would negatively impact our growth and future revenue. As a result, we may be required to spend significant resources to monitor and enforce our intellectual property rights.

Failure to maintain or renew licenses to certain patent and technology rights could adversely affect our business, financial condition, results of operations and cash flows.

In general, we are the owner of the rights to the products that we manufacture and sell. However, we also license patented and other proprietary technology and processes from various companies and individuals in order to broaden our product offerings. In several cases, the intellectual property licenses are integral to the manufacture of our products and certain services we perform. These licenses are subject to renewal and it is possible we may not successfully renegotiate these licenses or they could be terminated in the event of a material breach. If this were to occur, our business, financial condition, results of operations and cash flows could be adversely affected.

Reductions in the U.S. Navy’s requirements for engines offered by Fairbanks Morse could materially adversely affect the results of our Power Systems segment and our business with the U.S. Navy and other governmental agencies is subject to government contracting risks.

Sales of new engines for use by the U.S. Navy by our Power Systems segment, which have been a significant component of that segment’s revenues, are based on the U.S. Navy’s long-term ship-building programs. Although the Power Systems segment has expanded its activities in other markets, including the sale of diesel engine generator sets for emergency back-up power at nuclear power plants in France, the establishment of an exclusive distribution arrangement with a German engine manufacturer in the power generation industry in the U.S. and the introduction of its internally-developed Trident OP™ engine, any decline in demand from the U.S. Navy could materially adversely affect the results of our Power Systems segment.

Our business with the U.S. Navy, and other governmental agencies, including sales to prime contractors that supply these agencies, is subject to government contracting risks. U.S. government contracts are subject to termination by the government, either for the convenience of the government or for default as a result of our failure to perform under the applicable contract. If terminated by the government as a result of our default, we could be liable for additional costs the government incurs in acquiring undelivered goods or services from another source and any other damages it suffers. In addition, if we or one of our divisions were charged with wrongdoing with respect to a U.S. government contract, the U.S. government could suspend us from bidding on or receiving awards of new government contracts pending the completion of legal proceedings. If convicted or found liable, the U.S. government could subject us to fines, penalties, repayments and treble and other damages, and/or bar us from bidding on or receiving new awards of U.S. government contracts and void any contracts found to be tainted by fraud. The U.S. government also reserves the right to debar a contractor from receiving new government contracts for fraudulent, criminal or other seriously improper conduct.

 We have made and expect to continue to make acquisitions, which could involve certain risks and uncertainties.

We expect to continue to make acquisitions in the future. Acquisitions involve numerous inherent challenges, such as properly evaluating acquisition opportunities, properly evaluating risks and other diligence matters, ensuring adequate capital availability and balancing other resource constraints. There are risks and uncertainties related to acquisitions, including: difficulties integrating acquired technology, operations, personnel and financial and other systems; unrealized sales expectations from the acquired business; unrealized synergies and cost savings; unknown or underestimated liabilities; diversion of management attention from running our existing businesses and potential loss of key management employees of the acquired business. In addition, internal controls over financial reporting of acquired companies may not be up to required standards. Our integration activities may place substantial demands on our management, operational resources and financial and internal control systems. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business.

Our products are often used in critical applications, which could expose us to potentially significant product liability, warranty and other claims and recalls. Our insurance coverage may be inadequate to cover all of our significant risks or our insurers may deny coverage of material losses we incur, which could adversely affect our profitability and overall financial condition.

Our products are often used in critical applications in demanding environments, including in the nuclear, oil and gas, automotive, aerospace and pharmaceutical industries. Accordingly, product failures can have significant consequences and could result in significant product liability, warranty and other claims against us, regardless of whether our products caused the incident that is the subject of the claim, and we may have obligations to participate in the recall of products in which our products are components, if any of the components we supply prove to be defective. We endeavor to identify and obtain in established markets insurance agreements to cover significant risks and liabilities, though insurance against some of the risks inherent in our operations (such as insurance covering down-stream customer product recalls) is either unavailable or available only at rates or on terms that we consider excessive. Depending on competitive conditions and other factors, we endeavor to obtain contractual protection against uninsured risks from our customers, including limitations on liability and indemnification. In some cases, we are unable to obtain such contractual protections, and when we do, such contractual protection may not be as broad as we desire, may not be supported by adequate insurance maintained by the customer, or may not be fully enforceable in the jurisdictions in which our customers are located. Such insurance or contractual protection may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. A successful claim or product recall for which we are not insured or for which we are underinsured could have a material adverse effect on us. Additionally, disputes with insurance carriers over coverage may affect the timing of cash flows and, if litigation with the carrier becomes necessary, an outcome unfavorable to us may have a material adverse effect on our results of operations.

Our business may be adversely affected by information technology disruptions.

Our business may be impacted by information technology disruptions, including information technology attacks. Cybersecurity attacks, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and corruption of data (our own or that of third parties). We believe that we have adopted appropriate measures to mitigate potential risks to our systems from information technology-related disruptions. However, given the unpredictability of the timing, nature and scope of such disruptions, we could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromising of confidential or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our systems or networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of the products that we manufacture are sold to industries and used in applications that are susceptible to challenges from trends to address climate change or other trends favoring “clean” energy solutions.

International trends favoring “clean” energy solutions to address climate change, sustainability and other environmental concerns may present challenges to a number of industries that we supply. These trends include increasing market replacement of vehicles powered by internal-combustion engines with electric-powered vehicles and increasing implementation of solar and wind energy solutions. In some jurisdictions, these trends have been spurred by applicable government regulation (including tax incentives), and similar or additional regulations may be adopted in the future in other jurisdictions. Furthermore, technological advances may accelerate the pace of these trends. Many of the products that we manufacture are used by industries and in applications that may face challenges from, and may be adversely affected by, these trends and, as a result, the demand for certain of our current products could be similarly adversely affected by these trends. Accordingly, we are subject to risks and uncertainties with respect to these trends. While we anticipate considering these trends in the continued development and implementation of our long-term strategy, our business and results of operations could be adversely affected by these trends if they continue or accelerate at a pace that we do not anticipate.

The strategy of our Power Systems segment to deliver power generating systems depends on our ability to outsource various elements of the scope of this work to third parties, which may expose us to the business risks of our suppliers and subcontractors, which could have a material adverse impact on its business and results of operations.

Our Power Systems segment is implementing a strategy to offer customers power generating systems, in which it depends on third-party suppliers and subcontractors for outsourced products, components or services. The implementation of that strategy subjects us to the risk of customer dissatisfaction with the quality or performance of the products or services we sell due to supplier or subcontractor failure. In addition, business difficulties experienced by a third-party supplier or subcontractor could lead to the interruption of our ability to obtain outsourced products or services and ultimately our inability to supply products or services to these customers. Third-party supplier and subcontractor business interruptions could include, but are not limited to, work stoppages, union negotiations and other labor disputes. Current or future economic conditions could also impact the ability of suppliers and subcontractors to access credit and, thus, impair their ability to provide us quality products or services in a timely manner, or at all. These factors may affect the timing and cost of completion of such projects and could adversely affect the business and results of operations of our Power Systems segment.

The strategy of our Power Systems segment includes development and commercialization of new power systems, including the Trident OPTM engine, to support growth, which involves significant investment and involves various risks and uncertainties. These new products may not achieve desired commercial or financial results.

The future growth of our Power Systems segment will depend, in part, on its ability to successfully develop and commercialize new product offerings, including the opposed piston engine currently in development which is being marketed as the Trident OP engine. Investments in developing new products such as the Trident OP engine involve varying degrees of uncertainties and risk, including whether a new product designed to meet specific performance, cost and safety criteria can be successfully developed in a cost effective manner and our ability to internally develop, or to license or purchase from third parties, technologies critical to new product development. Commercial success of new products depends on many factors, including the levels of innovation, the development costs, the levels of competition from others developing similar or other competing products (including the duration of our exclusive use of technologies critical to our new products), our ability to obtain or maintain government permits or certifications, the effectiveness of production, distribution and marketing efforts, and the costs to customers to deploy and provide support for the new products. We may not achieve significant revenues from new product development investments for a number of years, if at all. Moreover, new products may not be profitable, and, even if they are profitable, our operating margins from new products may not be as high as the margins we anticipate or have experienced historically.

 Our business could be materially adversely affected by numerous other risks, including rising healthcare costs, changes in environmental laws and other unforeseen business interruptions.

Our business may be negatively impacted by numerous other risks. For example, medical and healthcare costs may continue to grow faster than general inflation. Initiatives to address these costs, such as consumer driven health plan packages, may not successfully reduce these expenses to the extent expected or required. Failure to offer competitive employee benefits may result in our inability to recruit or maintain key employees. Other risks to our business include potential changes in environmental rules or regulations, which could negatively impact our manufacturing processes, or changes to the magnitude of costs at existing environmental sites. Use of certain chemicals and other substances could become restricted or such changes may otherwise require us to incur additional costs which could reduce our profitability and impair our ability to offer competitively priced products. Additional risks to our business include global or local events which could significantly disrupt our operations. Terrorist attacks, natural disasters, political insurgencies, pandemics and electrical grid disruptions and outages are some of the unforeseen risks that could negatively affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Indebtedness and the Notes

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

As of December 31, 2018, the Issuer and the guarantors had $120.0 million aggregate principal amount of secured debt outstanding.  As of the same date, an additional $217.4 million, representing the full amount of the Revolving Credit Facility, less $116.7 million in outstanding borrowings and $15.9 million reserved for outstanding letters of credit would have been available for borrowing under the Revolving Credit Facility.

Our significant amount of debt could limit our ability to satisfy our obligations, limit our ability to operate our business and impair our competitive position.

For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•
increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings are and will continue to be at variable rates of interest;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a disadvantage compared to competitors that may have proportionately less debt;

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

•	increase our cost of borrowing.

We, including our subsidiaries, will have the ability to incur substantially more indebtedness, including senior secured indebtedness.

Subject to restrictions in our Revolving Credit Facility and the indenture governing the notes, we, including our subsidiaries, may incur significant additional indebtedness.  As of December 31, 2018, the Issuer and the guarantors had $120.0 million aggregate principal amount of secured debt outstanding.

In addition, as of the same date, an additional $217.4 million, representing the full amount of the Revolving Credit Facility, less $116.7 million in outstanding borrowings and $15.9 million reserved for outstanding letters of credit would have been available for borrowing under the Revolving Credit Facility.  If we incur additional debt, the risks associated with our substantial leverage and the ability to service such debt would increase.

Although the terms of our Revolving Credit Facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.  If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase.

The Revolving Credit Facility imposes significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The Revolving Credit Facility imposes significant operating and financial restrictions on us.  These restrictions limit our ability, among other things, to:

•	incur, assume or permit to exist additional indebtedness (including guarantees thereof);

•	pay dividends or certain other distributions on our common stock or repurchase our common stock;

•	pay subordinated indebtedness or prepay or redeem certain indebtedness, including the Senior Notes;

•	incur liens on assets;

•	make certain investments or other restricted payments;

•	allow to exist certain restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge or consolidate with or into other companies;

•	guarantee indebtedness; and

•	alter the business that we conduct.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Any future refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

Repayment of our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries.

We are a holding company and repayment of the notes will be dependent upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and our guarantor’s obligations under its guarantee of the notes are unsecured, but our obligations under our Revolving Credit Facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of our wholly-owned U.S. subsidiaries and certain stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Revolving Credit Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

The notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the year ended December 31, 2018, our subsidiaries that do not guarantee the notes represented approximately 39% and 51%, respectively, of our revenues and Adjusted EBITDA (calculated in a manner consistent with the presentation appearing in “Summary—Summary Historical Consolidated Financial Information and Other Data”). In addition, these non-guarantor subsidiaries represented approximately 31% of our total assets as of December 31, 2018 (treating these non-guarantor subsidiaries as a consolidated group for this purpose). Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.  Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the notes or the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from us.

If we, or any of the guarantors, become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer or conveyance law, a court may avoid, subordinate or otherwise decline to enforce the notes or any guarantee of the notes. A court might do so if it is found that when we issued the notes or a guarantee of the notes, or in some states when payments became due under the notes, we or the guarantors received less than reasonably equivalent value or fair consideration and either:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were left with unreasonably small or otherwise inadequate capital to conduct our business; or

•	believed or reasonably should have believed that we or such guarantor would incur debts beyond our or its ability to pay.

The court might also avoid an issuance of the notes or a guarantee of the notes without regard to the above factors, if the court found that we or the guarantor issued the notes or guarantee with actual intent to hinder, delay or defraud our creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantee of the notes, if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to avoid the issuance of the notes or a guarantee of the notes you would no longer have any claim against us or such guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors.

The measures of insolvency for purposes of these fraudulent transfer or conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred, such that we cannot predict what standards a court would use to determine whether or not we or a guarantor was solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes or the guarantees would not be subordinated to our or any of the guarantors’ other debt. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair value of all of our assets;

•
if the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

In addition, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer or conveyance. This provision may not be effective to protect those guarantees from being avoided under fraudulent transfer or conveyance law, or it may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless, and we cannot predict whether a court will ultimately find it to be effective.

On the basis of historical financial information, recent operating history and other factors, we believe that we and the guarantors, after giving effect to the issuance of the notes and the guarantees, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

In addition, any payment on account of the notes or guarantees made at a time when we or any of the guarantors were subsequently found to be insolvent could be avoided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an “insider” within a one-year period prior to a bankruptcy filing or within 90 days to any non-insider party, and such payment would give the recipient more than it would have received in a liquidation of us or the guarantors under the U.S. Bankruptcy Code.

Finally, as a court of equity, a U.S. bankruptcy court may subordinate the claims in respect of the notes or the guarantees to other claims against us or the guarantors under the principle of equitable subordination if the court determines that (a) the holders of the notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the notes and (c) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.

Upon a change of control, as defined under the indenture governing the notes, the holders of the notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence an asset sale offer, as defined in the indenture, pursuant to which we will be obligated to purchase the applicable notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such notes when required under the indenture would be an event of default under the indenture.

If there is no actual trading market for the notes, you may not be able to resell them quickly, for the price that you paid or at all.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. Certain of the initial purchasers of the old notes currently make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. The liquidity of any trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, we cannot assure you as to the liquidity of any trading market for the notes. We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable.

Certain covenants contained in the indenture governing the notes will be suspended once the notes are rated “investment grade” by specified rating agencies.

The indenture governing the notes provides that certain covenants will be suspended if the notes are rated “investment grade” by specified rating agencies, provided that at such time no default has occurred and is continuing under the indenture. There can be no assurance that the notes will ever be rated “investment grade.”

However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated. See “Description of the Notes—Certain Covenants.”

Credit ratings will not reflect all risks of an investment in the notes and may change.

Any credit ratings applied to the notes are an assessment of our ability to pay our obligations, including obligations under the notes. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the notes. We cannot assure you that any credit rating assigned to the notes will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. However, credit ratings will not reflect all risks associated with an investment in the notes. Credit ratings, for example, may not reflect the potential impact of risks related to the market or other factors discussed herein on the value of the notes.

Risks Relating to the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register resales of the old notes under the Securities Act and will have no obligation to do so except in limited circumstances applicable to certain broker-dealers, including the initial purchasers of the old notes. See “The Exchange Offer—Shelf Registration.”

Other than with respect to certain broker-dealers, holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Other than with respect to certain broker-dealers, holders who do not tender their old notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Certain broker-dealers, including the initial purchasers of the old notes, may have additional registration rights only in limited circumstances. See “The Exchange Offer—Shelf Registration.”

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. See “The Exchange Offer—How to Tender.” We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co., Incorporated, SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The old notes surrendered in exchange for new notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and consolidated capitalization of EnPro as of December 31, 2018.

You should read this table along with our audited consolidated financial statements and related notes and other financial information included in, or incorporated by reference into, this prospectus.

As of December 31, 2018
(in millions)
Cash and cash equivalents	$129.6
Short-term debt:
Current maturities of long-term debt	$2.4
Long-term debt:
Senior secured revolving credit facility	116.7(1)
5.75% Senior Notes due 2026	350.0(2)
Other long-term debt	0.9
Total debt	470.0
Total shareholders’ equity	862.7
Total capitalization	$1,332.7

(1)
As of December 31, 2018, an additional $217.4 million, representing the full amount of the Revolving Credit Facility, less $116.7 million in outstanding borrowings and $15.9 million reserved for outstanding letters of credit, would have been available for borrowing under the Revolving Credit Facility. For a description of the material terms of the Revolving Credit Facility, see “Description of Other Indebtedness—Revolving Credit Facility.”

(2)
Amount shown is equal to $344.9 million outstanding principal amount included in our audited consolidated financial statements included in our 2018 Form 10-K plus $5.1 million of unamortized debt issuance costs.

DESCRIPTION OF OTHER INDEBTEDNESS

The following describes the material terms of our Revolving Credit Facility and our other indebtedness.

Revolving Credit Facility

General. Our Revolving Credit Facility is made available pursuant to a Second Amended and Restated Credit Agreement, dated as of June 28, 2018 (the “Credit Facility Agreement”).

The Revolving Credit Facility provides for a five-year, $350.0 million senior secured revolving credit facility maturing on June 28, 2023 or, if the Outstanding Notes are not redeemed, on an earlier date six months prior to the maturity date of the Outstanding Notes. The Credit Facility Agreement provides that the borrowers may seek incremental term loans and/or additional revolving credit commitments in an amount equal to the greater of $225.0 million and 100% of consolidated EBITDA (as defined) for the most recently ended four-quarter period for which we have reported financial results, plus additional amounts based on a consolidated senior secured leverage ratio.

At June 30, 2018, borrowings under the Revolving Credit Facility bore interest at an annual rate of LIBOR plus 1.75% or base rate plus 0.75%, although the interest rates under the Revolving Credit Facility are subject to incremental increases based on a consolidated total net leverage ratio. In addition, a commitment fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.20%, which rate is also subject to incremental increases based on a consolidated total net leverage ratio.

EnPro Industries, Inc. and EnPro Holdings, Inc. are the borrowers under the Revolving Credit Facility. We have the ability to add foreign subsidiaries as borrowers under the Revolving Credit Facility for up to $100.0 million (or its foreign currency equivalent) in aggregate borrowings, subject to certain conditions. Each of our domestic, consolidated subsidiaries is required to guarantee the obligations of the borrowers under the Revolving Credit Facility, and each of our existing domestic, consolidated subsidiaries has provided such a guarantee.

The Credit Facility Agreement permits the issuance of the new notes in the exchange offer.

Collateral. Borrowings under the Revolving Credit Facility are secured by a first priority pledge of the following assets:

•	100% of the capital stock of each domestic, consolidated subsidiary of EnPro Industries, Inc.;

•	65% of the capital stock of any first-tier foreign subsidiary of EnPro Industries, Inc. and its domestic, consolidated subsidiaries; and

•
substantially all of the assets (including, without limitation, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash) of EnPro Industries, Inc. and its domestic, consolidated subsidiaries, but excluding real property assets.

Financial Covenants. The Credit Facility Agreement contains certain financial covenants and required financial ratios, including:

•
a maximum consolidated total net leverage ratio of not more than 4.0 to 1.0 (with total debt, for the purposes of such ratio, to be net of up to $100 million of unrestricted cash of EnPro Industries, Inc. and its consolidated subsidiaries), which ratio may be increased at the borrowers’ option to not more than 4.25 to 1.0 for the four-quarter period following a significant acquisition; and

•	a minimum consolidated interest coverage ratio of at least 2.5 to 1.0.

Affirmative and negative covenants. The Credit Facility Agreement contains affirmative and negative covenants (subject, in each case, to customary exceptions and qualifications), including covenants that limit our ability to, among other things:

•	grant liens on our assets;

•	incur additional indebtedness (including guarantees and other contingent obligations);

•	make certain acquisitions and investments (including loans and advances);

•	merge or make other fundamental changes;

•	sell or otherwise dispose of property or assets;

•	pay dividends and other distributions and prepay certain indebtedness, including the notes offered hereby;

•	make changes in the nature of our business;

•	enter into transactions with our affiliates;

•	enter into burdensome contracts; and

•	modify or terminate documents related to certain indebtedness.

Events of Default. The Revolving Credit Facility contains events of default including, but not limited to, nonpayment of principal or interest, violation of covenants, breaches of representations and warranties, cross-default to other debt, bankruptcy and other insolvency events, material judgments, certain ERISA events, actual or asserted invalidity of loan documentation, certain changes of control of EnPro Industries, Inc. and the invalidity of subordination provisions of subordinated indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 17, 2018, we issued $350 million in aggregate principal amount of the old notes. In connection with that issuance of old notes, EnPro Industries, Inc. and certain guarantors of the notes entered into a registration rights agreement, dated as of October 17, 2018, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the old notes. The old notes may not be reoffered, resold or otherwise transferred in the United States other than in a transaction registered under the Securities Act or exempt from the Securities Act registration requirements. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer, to use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act and to use our commercially reasonable efforts to, on or before the 300th day after the date of the initial issuance of the old notes, have consummated the exchange offer. In the registration rights agreement, we also agreed to use our commercially reasonable efforts to keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes. The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Terms of the Exchange

Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal that accompanies this prospectus, we are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. The terms of the new notes are substantially identical to the terms of the old notes for which they may be exchanged in the exchange offer, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will not contain any legend restricting their transfer;

•
holders of the new notes will not be entitled to some of the rights of the holders of the old notes under the registration rights agreement, which rights will terminate on completion of the exchange offer; and

•	the new notes will not contain any provisions regarding the payment of additional interest.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of new notes issued in the exchange offer may transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering old notes acquired directly from EnPro for its own account;

•	acquired the old notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this exchange offer for the purpose of distributing the old notes and has made representations to EnPro to that effect.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•
may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-action Letter (June 5, 1991) and Shearman & Sterling, SEC No-action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those new notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We will make copies of this prospectus available to such a broker-dealer upon reasonable request.

Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of old notes for new notes in the exchange offer.

Shelf Registration Statement

The registration rights agreement provides that in the event that:

•	applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

•	for any other reason the exchange offer is not consummated within the 300-day time period described above; or

•	any holder of Transfer Restricted Securities notifies EnPro that:

•	it is prohibited by applicable law or SEC policy from participating in the exchange offer;

•	it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns old notes acquired directly from EnPro or an affiliate of EnPro,

upon such holder’s request, we will use commercially reasonable efforts to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and we will use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable. A holder selling notes under the Shelf Registration Statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

For purposes of the preceding paragraph, “Transfer Restricted Securities” means each note until the earliest to occur of:

•
the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer to be resold to the public by such holder without complying with the prospectus delivery requirements of the Securities Act;

•	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

•
following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is distributed to the public by a broker-dealer as contemplated by the section of this prospectus entitled “Plan of Distribution” (including the delivery of this prospectus).

Additional Interest

If:

•	we fail to consummate the exchange offer within by the 300th day following October 17, 2018;

•	the Shelf Registration Statement, if required under the registration rights agreement, has not been filed or declared effective by the SEC by the 300th day after October 17, 2018; or

•
the registration statement for this exchange offer or, if a Shelf Registration Statement is declared effective, that Shelf Registration Statement ceases to be effective or usable for its intended during the period it is required by the registration rights agreement to be kept effective, without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective

(each such event being a “Registration Default”), then we will pay additional cash interest to each holder of Transfer Restricted Securities until all Registration Defaults have been cured.

With respect to the first 90-day period immediately following the occurrence of a Registration Default, such additional interest will be paid in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities outstanding. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of the Transfer Restricted Securities outstanding. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the interest rate borne by the relevant Transfer Restricted Securities will be reduced to the original interest rate borne by such Transfer Restricted Securities; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Transfer Restricted Securities shall again be increased in the manner described in this paragraph.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on May 9, 2019, unless EnPro in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. During any extension of the exchange offer, all old notes previously tendered in the exchange offer will remain subject to the exchange offer.

We expressly reserve the right, in our sole discretion, to:

•	extend the exchange offer;

•	terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under “—Conditions to the Exchange Offer” shall not have been satisfied or waived by us; and

•	amend the terms of the exchange offer in any manner.

We will give written notice of any extension or termination to the exchange agent.  In addition, we will, as promptly as practicable, give written notice regarding any extension or termination of the exchange offer to the registered holders of old notes. We intend to make public announcements of any extension, termination, amendment or waiver regarding the exchange offer by making a timely release through an appropriate news agency, and, with respect to an extension, such public announcement, which shall include the approximate number of old notes tendered to date, shall be made no later than 9:00 a.m. Eastern Time on the next business day after the scheduled expiration of the exchange offer. If we terminate the exchange offer, we promptly will return any old notes deposited pursuant to the exchange offer as required by SEC Rule 14e-1(c).

If we waive any material condition to the exchange offer or amend the exchange offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of old notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letter of transmittal and other relevant materials will be mailed to record holders of old notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to Tender

The tender of old notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

General Procedures. All of the old notes were issued in book-entry form, and, as of the date of this prospectus, all of the old notes are held in book-entry form represented by global certificates registered in the name of Cede & Co., the nominee of DTC, and none of the old notes are held in certificated form. For all old notes held in book-entry form, the holder must tender its old notes by means of the DTC’s Automated Tender Offer Program, subject to the terms and procedures of that program. For all old notes held in book-entry form, any financial institution that is a participant in DTC’s system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s DTC account in accordance with ATOP procedures for such transfer. If delivery is made through ATOP, the confirmation of such book-entry transfer to the exchange agent’s account at DTC is to include an Agent’s Message. The term “Agent’s Message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder. A tender of old notes through a book-entry transfer into the exchange agent’s account in accordance with ATOP procedures will only be effective if an Agent’s Message is transmitted to and received or confirmed by the exchange agent at the address set forth below under the caption “—Exchange Agent,’’ prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

For old notes held in certificated form (in the event that any old notes become held in certificated form prior to the expiration of the exchange offer), the holder may tender old notes by:

•
properly completing and signing the accompanying letter of transmittal or a facsimile and delivering the letter of transmittal, including all other documents required by the letter of transmittal, together with the old notes; or

•	complying with the guaranteed delivery procedures described below.

If tendered old notes in certificated form are registered in the name of the signer of the accompanying letter of transmittal and the new notes to be issued in exchange for those old notes are to be issued, or if a new note representing any untendered old notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes in certificated form must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the new notes and/or old notes in certificated form not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the registered holder promptly and instruct the registered holder to tender old notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the old notes itself, the beneficial owner must, prior to completing and executing the accompanying letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

A tender will be deemed to have been received as of the date when:

•
in the case of notes held in book-entry form (and as of the date of this prospectus, all of the old notes are held in book-entry form), the tendering holder’s book-entry confirmation along with an Agent’s Message is received by the exchange agent;

•
in the case of notes held in certificated form, the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the holder’s old notes is received by the exchange agent; or

•	the holder has complied with the guaranteed delivery procedures described below.

If the letter of transmittal is signed by a person other than the registered holder(s) of any old notes, such certificate(s) must be endorsed by such registered holder(s) or accompanied by separate written instruments of transfer or endorsed in blank by such registered holder(s) in form satisfactory to us and duly executed by the registered holder, in either case signed exactly as such registered holder’s or holders’ name(s) appear(s) on the old notes.

Issuances of new notes in exchange for old notes in certificated form tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and old notes and any other required documents.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of old notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of EnPro, the guarantors, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders or for waiving or not waiving any such defects and irregularities. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding.

The method of delivery of all documents is at the election and risk of the tendering holder, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures. A holder of old notes in book-entry form seeking to guarantee delivery of its old notes must do so by means of ATOP in accordance with the terms and procedures of that program. If the old notes are held in certificated form and are not immediately available, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the old notes are registered, the principal amount of the old notes being tendered and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date of the exchange offer a properly completed and duly executed letter of transmittal and any other required documents together with the certificates for all physically tendered old notes, in proper form for transfer, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless old notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, or the transferor, exchanges, assigns and transfers the old notes to EnPro and irrevocably constitutes and appoints our exchange agent as its agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes; and

•
when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents we deem necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange shall constitute performance in full of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering old notes, the transferor certifies that:

•
it is not an affiliate of EnPro Industries, Inc. within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns old notes acquired directly from EnPro or its affiliates, that it is acquiring the new notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new notes; or

•
it is an affiliate, as so defined, of EnPro Industries, Inc. or of an initial purchaser, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. See “Plan of Distribution.”

Withdrawal Rights

Old notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at the address set forth below under “—Exchange Agent.” Any notice of withdrawal must:

•	state the name of the person who deposited the old notes to be withdrawn;

•	state the principal amount of old notes tendered for exchange;

•	state that the holder is withdrawing its election to have those old notes exchanged;

•	specify the principal amount of old notes to be withdrawn, which must be an authorized denomination; and

•
be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes being withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then prior to the release of those certificates, the withdrawing holder must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless that holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless that holder is an eligible institution, must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes which have been tendered for exchange but which are not exchanged for any reason will be either

•	returned to the holder without cost to that holder, or

•
in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with the book-entry transfer facility for the old notes,in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—How to Tender” above at any time on or prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

For the purposes of the exchange offer, we will be deemed to have accepted for exchange all old notes validly tendered and not validly withdrawn as of 5:00 p.m. New York City time on the expiration date if and when we have given oral notice (to be followed by prompt written notice) or written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made promptly after acceptance of the tendered old notes. Old notes not accepted for exchange will be returned without expense to the tendering holders, or, in the case of old notes tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If we terminate the exchange offer before the expiration date, these non-exchanged old notes will be credited to the applicable exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•	no action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	the due tendering of old notes in accordance with the exchange offer; and

•
that each holder of the old notes exchanged in the exchange offer shall have represented that all new notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

The conditions described above must be satisfied or waived prior to the expiration date of the exchange offer and are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, despite the satisfaction of each of the conditions described above, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

 Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also serves as the trustee, registrar and paying agent under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

BY OVERNIGHT MAIL OR COURIER:	BY EMAIL OR FACSIMILE: (for Eligible Institutions Only)	BY HAND:

U.S. Bank National Association Attention: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-7367	Email:cts.specfinance@usbank.com Fax: (651) 466-7367 Confirm by Telephone: (800) 934-6802	U.S. Bank National Association Attention: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-7367

BY MAIL:

U.S. Bank National Association Attention: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

We will bear the expenses of the exchange offer. The principal offer is being made by mail, however, we may make additional solicitations by electronic mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We have also agreed in the registration rights agreement to pay the reasonable fees and the expenses, if any, of designated legal counsel to the initial purchasers of the old notes incurred in connection with the exchange offer.  Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for the old notes. The expenses of the exchange offers that we pay will increase our deferred financing costs in accordance with GAAP.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered old notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement which by its terms terminates and ceases to have further effect as a result of the making of this exchange offer.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture and on the face of the old notes. In general, the old notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the old notes under the Securities Act other than registration on a Shelf Registration Statement in the limited circumstances specified in the registration rights agreement.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer.

DESCRIPTION OF THE NOTES

General

EnPro Industries, Inc., a North Carolina corporation (the “Company”), issued the old notes and will issue the new notes (collectively, the “Notes”) under an indenture dated as of October 17, 2018 (the “indenture”) by and among the Company, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).  In this description, the term “Company” refers only to the Company, but not to any of its Subsidiaries.  Copies of the indenture may be obtained from the Company upon request.

References to “additional interest” in this “Description of the Notes” section refer to additional interest payable with respect to the old notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as described in this prospectus under the heading “Exchange Offer—Additional Interest.”

The following summary of certain provisions of the indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

On October 17, 2018, the Company issued the old notes in an aggregate principal amount of $350.0 million.  Following the Issue Date, the Company may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Any additional notes subsequently issued under the indenture may, at the Company’s election, be treated as a single series with the Notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the Notes include any subsequent additional notes actually issued.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Company (which currently is the designated office or agency of the Trustee).

The Notes are issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are unsecured, unsubordinated obligations of the Company and will mature on October 15, 2026. Each Note bears interest at a rate of 5.75% per annum from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record of the Notes at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2019.

Optional Redemption

On or after October 15, 2021, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Company by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on  October 15  of the years set forth below:

Period	Redemption Price
2021	104.313%
2022	102.875%
2023	101.438%
2024 and thereafter	100.000%

In addition, prior to October 15, 2021, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by the Company by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2021, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of principal amount thereof) of 105.75%, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed, or delivered electronically if the Notes are held by DTC, by the Company to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (and the Company shall notify the Trustee of any such listing), or if the Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

 Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” The Company may at any time, and from time to time, purchase Notes in the open market or otherwise.

Ranking

The Indebtedness evidenced by the Notes and the related Guarantees:

•	is unsecured, unsubordinated Indebtedness of the Company and the Guarantors, respectively;

•	ranks pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of the Company and the Guarantors, respectively;

•	is effectively subordinated to all existing and future Secured Indebtedness of the Company and the Guarantors, respectively, to the extent of the value of the assets securing such Indebtedness;

•	is effectively subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that are not Guarantors; and

•	is senior in right of payment to all existing and future Indebtedness of the Company and the Guarantors, respectively, that by its terms is subordinated to the Notes or the applicable Guarantee.

At December 31, 2018:

(1) the Company and its Subsidiaries had $120.0 million in aggregate principal amount of Secured Indebtedness outstanding, and $217.4 million, representing the full amount of commitments under the Credit Agreement, less $116.7 million in outstanding borrowings and $15.9 million reserved for outstanding letters of credit, was available for borrowing under the Credit Agreement; and

(2) the Company and its Subsidiaries had $350.0 million in aggregate principal amount of unsecured, unsubordinated Indebtedness outstanding, all of which was represented by the Notes.

Although the indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Company and the Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries that are not Guarantors, such limitation is subject to a number of significant qualifications and exceptions. The Company and its Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

Unless a Subsidiary of the Company is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, are effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of any Subsidiary of the Company that is not a Guarantor. For the year ended December 31, 2018, our Subsidiaries that do not guarantee the Notes represented approximately 39% and 51%, respectively, of our revenues and Adjusted EBITDA (calculated in a manner consistent with the presentation appearing in “Summary—Summary Historical Consolidated Financial Information and Other Data”). In addition, these non-guarantor Subsidiaries represented approximately 31% of our total assets as of December 31, 2018 (treating these non-guarantor Subsidiaries as a consolidated group for this purpose). The Company’s Foreign Subsidiaries are not and will not be required to become Guarantors.

See “Risk Factors—Risks Related to our Indebtedness and the Notes—The Notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.”

Guarantees

Each of the Company’s direct and indirect Wholly Owned Domestic Subsidiaries that is a borrower or guarantor under the Credit Agreement or that guarantees any other Capital Markets Indebtedness of the Company or any Guarantor jointly and severally guarantee on an unsecured, unsubordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all obligations of the Company under the indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Guarantees.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to our Indebtedness and the Notes—U.S. federal and state statutes allow courts, under specific circumstances, to avoid the notes or the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from us.”

Each Guarantee is a continuing guarantee and shall:

(1) subject to the next two succeeding paragraphs, remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor;

(2) subject to the next two succeeding paragraphs, be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each Guarantor’s Guarantee will be automatically released upon:

(1) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

(2) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; or

(3) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Company’s obligations under the indenture are discharged in accordance with the terms of the indenture.

A Guarantor’s Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Credit Facility Indebtedness or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control, the terms of the Credit Facility Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 60 days following any Change of Control, the Company shall:

(1) repay in full all Credit Facility Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2) obtain the requisite consent under the agreements governing the Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.”

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Company shall mail, or deliver electronically if the Notes are held by DTC, a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the transaction or transactions constituting such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

 If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of Notes issued and outstanding.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the initial purchasers of the old notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control could constitute a default under the Credit Agreement. Future Credit Facility Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Credit Facility Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Credit Facility Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase of Notes may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Company will provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof. During the Suspension Period, the Company may not designate or redesignate any Unrestricted Subsidiaries.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Company must comply with the terms of the covenant described under “—Certain Covenants—Future Guarantors.”

 For purposes of the “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in clause (a) or (b) of the first paragraph of that covenant entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (1)(i) of the second paragraph under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

For purposes of the “—Transactions with Affiliates” covenant, any Affiliate Transaction (as defined below) entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of clause (6) under “—Transactions with Affiliates.”

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The indenture provides that:

(1) the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors shall not exceed $100.0 million.

The foregoing limitations do not apply to:

(a) the Incurrence by the Company or any Restricted Subsidiary of Credit Facility Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed the sum of (A) $350.0 million, plus (B) the greater of (x) $225.0 million and (y) 100% of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Credit Facility Indebtedness is Incurred, determined on a pro forma basis consistent with calculations of the Fixed Charge Coverage Ratio (including a pro forma application of the net proceeds therefrom), as if such Credit Facility Indebtedness had been Incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, plus (C) such additional amount that would not cause the Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to any such Credit Facility Indebtedness to be greater than 2.00 to 1.00 (which amount under this clause (C) shall be deemed Incurred, and the Consolidated Senior Secured Leverage Ratio calculated as aforesaid, prior to giving effect to any substantially concurrent incurrence of Credit Facility Indebtedness under the preceding clauses (A) and (B));

(b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the Guarantees (including exchange notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, installation, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Attributable Debt in respect of any sale and leaseback arrangements not in violation of the indenture in an aggregate principal amount at any time outstanding that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (d), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) below, does not exceed the greater of (x) $125.0 million and (y) 7.5% of the consolidated total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(e) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(k) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, indemnity, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (o) below, does not exceed the greater of (x) $125.0 million and (y) 7.5% of the consolidated total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l);

(m) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (o) hereof, not greater than 100.0% of the net cash proceeds received by the Company and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company or a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from the Company or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or the Restricted Subsidiaries, as the case may be, could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (m));

(n) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of the Company or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under “—Future Guarantors” solely to the extent such covenant is applicable;

(o) the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or the issuance by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance, extend, renew, repay, prepay, purchase, redeem, defease or otherwise retire any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o) and (p) of this paragraph up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this covenant) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to the first paragraph of this covenant or clauses (b), (c), (d), (l), (m), (o) and (p) of this paragraph, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund, refinance, extend, renew, repay, prepay, purchase, redeem, defease or otherwise retire such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(p) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in accordance with the terms of the indenture (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio of the Company would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Credit Facility Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(t) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding;

(u) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness consisting of Indebtedness of the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent of the Company to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w) Indebtedness in respect of Obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(x) to the extent constituting Indebtedness, obligations of the Company and the Restricted Subsidiaries arising under cash management agreements and cash pooling arrangements entered into in the ordinary course of business;

 (y) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes and the indenture; and

(z) any Guarantee provided by STEMCO Products, Inc. in connection with the issuance of ad valorem tax incentive bonds issued by the Rome-Floyd County Development Authority in an aggregate principal amount at any time outstanding not to exceed $10.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (z) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, then the Company may, in its sole discretion, classify or reclassify, and later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed Incurred under clause (a) above.

 Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Limitation on Restricted Payments

The indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (6)(c), (8) and (12)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2018 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to increase the available amount of Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Company or a Restricted Subsidiary), plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries by any Person (other than the Company or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such Unrestricted Subsidiary and any other Investment of the Company or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment), in each case, to the extent such designation and/or Investment was made after the Issue Date, plus

(7) $50.0 million.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of the indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to the Company or a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the payment, prepayment, refinancing, redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Guarantor, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director, officer or consultant of the Company or any Subsidiary of the Company or any direct or indirect parent of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $30.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year (but not to any subsequent calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to employees, directors, officers or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b) a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the sum of (a) $175.0 million and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (7) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (7) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(8) the payment of dividends on the Company’s common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to the per annum aggregate amount of $60.0 million;

(9) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(10) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 7.5% of consolidated total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Investment;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12) any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses of any direct or indirect parent of the Company, in each case, to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) in amounts required for any direct or indirect parent of the Company to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful); and

(d) in amounts required for any direct or indirect parent of the Company to pay federal, state and local income taxes due that are directly attributable to the income of the Company and its Restricted Subsidiaries pursuant to tax sharing arrangements and in lieu of the payment of such taxes by the Company and its Restricted Subsidiaries;

(13) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or other convertible securities;

(14) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(15) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(17) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by the indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(18) repurchase of common stock of the Company or its direct or indirect parent in an aggregate amount not to exceed $100.0 million after the Issue Date;

(19) any additional Restricted Payments; provided that both before and after giving effect to such Restricted Payment (and any incurrence of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than 3.00 to 1.00, in each case on a pro forma basis; provided, further, that in the case of any Restricted Payment pursuant to this clause (19), such Restricted Payment shall not be made prior to the utilization of any amounts available for such Restricted Payment under clause (c) of the first paragraph of this covenant; and

(20) the payment of dividends on the Company’s common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by or contributed to the Company in or from any public offering of the Company’s common stock (or any such parent entity’s common stock) after the Issue Date, other than public offerings with respect to common stock registered on Form S-4 or Form S-8;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (12)(b), (18) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Company) of such property.

For purposes of determining compliance with this covenant, (a) in the event that a proposed Restricted Payment or any Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) above or is entitled to be made pursuant to the first paragraph of this covenant, or in the event that any Permitted Investment meets the criteria of more than one of the clauses of such term, then the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if made at such later time), such Restricted Payment or any Investment (or any portion thereof) in any manner that complies with this covenant or the definition of “Permitted Investments.”

As of the date of this prospectus, all of the Subsidiaries of the Company are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Company or any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b) make loans or advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) (i) contractual encumbrances or restrictions in effect on the Issue Date and (ii) contractual encumbrances or restrictions pursuant to the Credit Agreement and the other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2) the indenture, the Notes or the Guarantees (including any exchange notes and related guarantees);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements, partnership agreements, limited liability company agreements and similar agreements required in connection with the entering into of such transaction;

(9) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations otherwise not prohibited under the indenture;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitations, licenses of intellectual property) or other contracts;

(12) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(13) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(15) any encumbrances or restrictions of the type referred to in clauses (a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(d) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary, and

(e) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed $100.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 450 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay, prepay, purchase, redeem, acquire or otherwise reduce (i) Indebtedness constituting Credit Facility Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under the indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (iii) Obligations under the Notes or (iv) other Pari Passu Indebtedness (provided that if the Company or any Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness under this clause (iv), the Company will equally and ratably reduce Notes Obligations as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that any Notes were issued with significant original issue discount, 100% of the accreted value of such Notes) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that any Notes were issued with significant original issue discount, 100% of the accreted value of such Notes), plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or

(2) to invest in Replacement Assets or to reimburse the cost of any investment in Replacement Assets incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.

In the case of clause (2) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall make an offer to all holders of Notes (and, at the option of the Company, to holders of any other Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such other Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event any Notes or other Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such other Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $100.0 million by mailing, or delivering electronically if the Notes are held by DTC, the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such other Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose that is not prohibited by the indenture. If the aggregate principal amount of Notes (and such other Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee, upon receipt of notice from the Company of the aggregate principal amount to be selected, shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more Notes (and such other Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (and the Company shall notify the Trustee of any such listing), or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such other Pari Passu Indebtedness will be made pursuant to the terms of such other Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by the Company by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each noteholder at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;

(4) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(6) any agreement as in effect as of the Issue Date or any amendment thereto or renewal, extension, restatement or replacement thereof (so long as any such agreement together with all amendments thereto and renewals, extensions, restatements and replacements thereof, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Company;

(7) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(8) the execution of the Transactions, and the payment of all costs, fees and expenses related to the Transactions;

(9)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable in all material respects as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10) any transaction effected as part of a Qualified Securitization Financing;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(12) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, the funding of, or the making of payments pursuant to, employment, consulting and service agreements and arrangements, stock option and stock ownership plans, long-term incentive plans or similar employee or director benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or the Board of Directors of a Restricted Subsidiary, as appropriate, in good faith;

(13) any contribution to the capital of the Company;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(15) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or cash management purposes in the ordinary course of business;

(18) any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(19) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the indenture.

Liens

The indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Company or such Restricted Subsidiary securing Indebtedness of the Company or a Restricted Subsidiary unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien that is granted to secure the Notes or any Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to the first paragraph hereof without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information

The indenture provides that whether or not required by the rules and regulations the SEC, so long as any Notes are outstanding, the Company will furnish to the holders (with a copy to the Trustee), within the time by which the Company would be required to file such information or reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as a non-accelerated filer:

(1) all quarterly and annual information that would be required to be contained in reports on Forms 10-Q and 10-K (or any successor or comparable form) required to be filed with the SEC if the Company were required to file such reports, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Company were required to file such reports.

The financial information required by clause (1) of the immediately preceding paragraph will be required to include a footnote presenting the condensed consolidating financial information specified in Rule 3-10(f)(4) of Regulation S-X promulgated by the SEC (or any successor provisions) and textual disclosure of EBITDA if the non-Guarantors whose results are required to be consolidated for the purposes of presentation in accordance with GAAP of consolidated financial statements of the Company and its subsidiaries, if taken together as one subsidiary, would constitute a Significant Subsidiary of the Company for any of the periods presented in such financial information.

In the event that:

(a) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, or

(b) any direct or indirect parent of the Company is or becomes a Guarantor of the Notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Company will satisfy this covenant, and the indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating the Company by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a stand-alone basis, on the other hand.

In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with the information required by this covenant, it will furnish to the holders of the Notes, to bona fide prospective investors, market makers affiliated with any initial purchaser of the Notes, and any bona fide securities analyst, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company may satisfy its obligation to furnish such information by making such information available electronically (including by posting to a non-public, password-protected website maintained by the Company or a third party) to any holder, bona fide prospective investor, market maker affiliated with any initial purchaser of the Notes or bona fide securities analyst, in each case, who provides to the Company its email address, employer name and other information reasonably requested by the Company. For purposes of this covenant, any prospective investor or securities analyst shall be deemed “bona fide” if it certifies it is “bona fide.”

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed or submitted such reports with the SEC via the EDGAR filing system (or successor electronic filing system) and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information is publicly available.

Future Guarantors

The indenture provides that the Company will cause each of its Wholly Owned Domestic Subsidiaries that guarantees or becomes a borrower under the Credit Agreement or that guarantees any other Capital Markets Indebtedness of the Company or any of the Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the indenture and the Registration Rights Agreement pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;

(5) if the Company is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the Notes; and

(6) the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under the indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Company or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary or, provided that the Company is the Successor Company, the Company, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States, the District of Columbia or any territory of the United States (collectively, “Permitted Jurisdiction”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

The indenture further provides that, subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, no Guarantor will, and the Company will not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and the Notes or the Guarantee, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the indenture and the Notes or the Guarantee, as applicable, and such Guarantor will automatically be released and discharged from its obligations under the indenture and the Notes or its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Company or any Guarantor.

Defaults

An “Event of Default” is defined in the indenture as:

(1) a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company for 120 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in the provisions of the indenture described in “Certain Covenants—Reports and Other Information”;

(4) the failure by the Company or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the Notes or the indenture;

(5) the failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(7) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $100.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8) the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Company or any Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the indenture or any Guarantee with respect to the Notes and such Default continues for 10 days (the “guarantee default provision”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3) or (4) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Company, with a copy to the Trustee, of the default and the Company does not cure such default within the time specified in clauses (3) or (4) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company or the holders of at least 25% in principal amount of outstanding Notes by notice to the Company, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to a Trust Officer or the Trustee, the Trustee must mail, or deliver electronically if the Notes are held by DTC, to each noteholder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture, the Notes and the Guarantees may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Company or any Guarantor;

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the Trustee may amend the indenture, the Notes or the Guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company (with respect to the Company) of the obligations of the Company under the indenture and the Notes, to provide for the assumption by a Successor Guarantor (with respect to any Guarantor), as the case may be, of the obligations of a Guarantor under the indenture and its Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Guarantee or collateral with respect to the Notes, to secure the Notes, to release a Guarantor or any guarantee of the Notes in accordance with the applicable terms of the indenture, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder in any material respect, to conform the text of the indenture, Guarantees or the Notes to any provision of this “Description of the Notes” section to the extent that such provision in this “Description of the Notes” section was intended by the Company to be a verbatim recitation of a provision of the indenture, Guarantees or the Notes, as applicable, as stated in an Officers’ Certificate, to provide for the appointment of a successor Trustee in accordance with the terms of the indenture, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes or to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Limited Condition Acquisitions

When calculating the availability under any basket or ratio under the indenture or compliance with any provision of the indenture in connection with any Limited Condition Acquisition and any actions or transactions related thereto (including acquisitions, Investments and the incurrence or issuance of Indebtedness, Liens, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Restricted Payments), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCA Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under the indenture shall be deemed to be the date (the “LCA Test Date”) the definitive agreements for such Limited Condition Acquisition are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event), and if, after giving pro forma effect to the Limited Condition Acquisition and any actions or transactions related thereto including acquisitions, Investments and the incurrence or issuance of Indebtedness, Liens, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Restricted Payments) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCA Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCA Test Date or at any time thereafter).

For the avoidance of doubt, if the Company has made an LCA Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date would at any time after the LCA Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Company or the Person subject to such Limited Condition Acquisition, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCA Test Date would at any time after the LCA Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing) and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Acquisition following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Acquisition is terminated, expires or passes, as applicable, without consummation of such Limited Condition Acquisition, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Acquisition.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Company or any direct or indirect parent company of the Company, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the indenture. The Company is not required to transfer or exchange any Notes selected for redemption or to transfer or exchange any Notes for a period of 15 days prior to the mailing of a notice of redemption of Notes to be redeemed. The Notes are issued in registered form and the registered holder of a Note is treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in cash, U.S. Government Obligations or a combination thereof in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(2) the Company and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Company at any time may terminate all of its obligations under the Notes and the indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the guarantee default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under “—Defaults” or because of the failure of the Company to comply with clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of (a) an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law) and (b) with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the indenture and has been appointed by the Company as registrar and a paying agent with regard to the Notes.

Governing Law

The indenture provides that it and the Notes are governed by, and are to be construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at October 15, 2021 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through October 15, 2021 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or surplus, obsolete, damaged or worn out property or equipment;

(b) the disposition of all or substantially all of the assets of the Company or any Guarantor in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $25.0 million;

(e) any disposition of property or assets, or the issuance of securities, by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(g) foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(m) a sale of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in a Qualified Securitization Transaction or in factoring or similar transactions;

(n) a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the indenture;

(p) dispositions constituting Permitted Liens;

(q) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(t) the termination of a lease of real or personal property that is not necessary to the conduct of the business of the Company and the Restricted Subsidiaries as a whole.

 “Attributable Debt” means, as of any date of determination, as to Sale/Leaseback Transactions, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” (i) shall not include the Notes (including, for the avoidance of doubt any additional notes or exchange notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Credit Agreement, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and the Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling euros, the national currency of any member state in the European Union or such local currencies held by the Company or a Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items, account reconciliation and reporting and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services, wire transfer services and trade finance services.

“Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Company or any of its Subsidiaries; or

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company, in each case, other than an acquisition where the holders of the Voting Stock of the Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Company or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Company as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company immediately after such acquisition).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Restricted Subsidiaries as of such date (other than Indebtedness of the type described in clause (1)(e) of the definition thereof).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Securitization Financing which are payable to Persons other than the Company and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters most recently ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of (a) the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Issue Date), in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)(a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such Period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit” contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person; to the extent not already included therein;

(9) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(10) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(11) any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(14) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(15)(a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts actually received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption, and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture, shall be included; and

(16) non-cash charges for deferred tax asset valuation allowances shall be excluded;

plus (b) to the extent not otherwise included in Net Income of any Person and its Restricted Subsidiaries during such period, the amount of pro forma “run-rate” cost savings, operating expense reductions and synergies for such period that are reasonably projected by the Company in good faith to be realized in connection with specified actions which have actually been taken in such period or are projected by the Company in good faith to be taken within eighteen (18) months after the date of determination to take such action, in each case after the Issue Date and in each case net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Net Income from such actions, and which are reasonably identifiable and factually supportable related to specific actions taken or to be taken after the Issue Date (which cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period); provided that the aggregate of the amount added to Consolidated Net Income under this clause (b) for any period shall not exceed 20% of EBITDA (calculated without giving effect to this clause (b)) for such period.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of “Cumulative Credit” contained therein.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Subordinated Indebtedness) secured by a Lien on any property or assets of the Company and its Restricted Subsidiaries as of such date to (b) EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters most recently ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the Second Amended and Restated Credit Agreement, dated as of June 28, 2018, among the Company and EnPro Holdings, Inc., as co-borrowers, the guarantors named therein, the financial institutions named therein and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Credit Agreement”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Facility Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Company to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company, its nominees, successors and assigns.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-Cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the Notes or any Credit Facility Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7) the amount of loss or discount on sale of assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(8) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or any Guarantor or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9) with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (7) of the definition of “Consolidated Net Income,” an amount equal to the proportion of those items described in clauses (1) and (2) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary); plus

(10) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the “Summary Historical Consolidated Financial Information and Other Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period; and

less, without duplication, to the extent the same increased Consolidated Net Income,

(11) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the Company or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings for working capital purposes or any Qualified Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the obligations of the Company under the indenture and the Notes by any Guarantor in accordance with the provisions of the indenture.

“Guarantor ” means (x) the Guarantors on the Issue Date and (y) any Subsidiary of the Company that Incurs or has Incurred a Guarantee after the Issue Date; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person shall cease or shall have ceased to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor arising in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of any Qualified Securitization Financing; (5) trade and other ordinary course payables, accrued expenses and liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of the Company and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of the Company and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations or Swap Contracts; provided that such agreements are entered into for bona fide hedging purposes of the Company or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Company or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or the Restricted Subsidiaries Incurred without violation of the indenture.

Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition by Company or any of its Restricted Subsidiaries of any business or Person the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, all distributions and other payments required to be made to holders of non-controlling interests in Subsidiaries or in joint ventures, limited liability companies, partnerships or other Persons as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Company and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension, severance and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes Obligations” means Obligations in respect of the Notes, the indenture and the Guarantees, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Offering Memorandum” means the offering memorandum, dated October 2, 2018, relating to the issuance of the old notes.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer or the Secretary of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer, an assistant treasurer or the principal accounting officer of such Person, which meets the requirements set forth in the indenture.

“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to such Person.

“Pari Passu Indebtedness” means: (a) with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the indenture;

(6) loans and advances to officers, directors, employees or consultants of the Company or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $40.0 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;

(7) any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and other obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes, in each case not prohibited under the indenture;

(9) additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of the greater of (x) 175.0 million and (y) 10.0% of consolidated total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Company or a Restricted Subsidiary;

(10) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(11) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (6), (9)(b) and (15) of such paragraph);

(13) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of the Company or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(14) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(15) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(16) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(19) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, utility, workers’ compensation, performance and similar deposits made in the ordinary course of business;

(20) any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(21) Investments received in compromise or resolution of litigation, arbitration or other disputes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning, building code or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(B) Liens securing Indebtedness Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(C) Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (d), (n) (to the extent such guarantees are issued in respect of any Indebtedness) or (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date (other than Liens in favor of the agent, lenders and other secured parties under the Credit Agreement Documents);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations and obligations under Swap Contracts, in each case not incurred in violation of the indenture;

(12) Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(17) pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits, and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) at the time the original Lien became a Permitted Lien under the indenture, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of (x) $125.0 million and (y) 7.5% of the consolidated total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Lien;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary, under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens (i) in favor of credit card companies pursuant to agreements therewith, (ii) in favor of customers, and (iii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(30) Liens disclosed by the title insurance policies delivered pursuant to the Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under the indenture;

(31) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(32) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(33) agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(35) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums; and

(36) Liens encumbering only assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding at any time not exceeding $100.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary;

(2) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any Securitization Assets of the Company or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Credit Facility Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Securitization Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Redesignation Date” has the meaning given to such term in the definition of “Unrestricted Subsidiary.”

“Registration Rights Agreement” means, with respect to the old notes, the Registration Rights Agreement, dated the Issue Date, between the Company, the Guarantors party thereto and the initial purchasers relating to the old notes.

“Replacement Assets” means any one or more businesses (provided that if the investment in such business or businesses is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case (a) that are or will be used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of the Asset Sale.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) accounts receivable (including any bills of exchange), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of the Company and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of their Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Securitization Financing with the Company in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable in any material respect to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company (other than pursuant to Standard Securitization Undertakings); and

(c) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company, shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by the Company and its Subsidiaries on the Issue Date, (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by the Company and its subsidiaries on the Issue Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any of its Subsidiaries which the Company has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Transactions ” means the issuance and sale of the old notes pursuant to Offering Memorandum and the borrowings under the Credit Agreement, the redemption of our then-outstanding $450 million aggregate principal amount 5.875% senior notes due 2022 and the payment of costs, fees and expenses in connection with the foregoing.

“Treasury Rate” means, as of the applicable redemption date, as determined by the Company, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2021; provided, however, that if the period from such redemption date to October 15, 2021, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company, as applicable, in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries unless otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; provided, further, however that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” is any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares issued to foreign nationals or other third parties pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Unless the holder of old notes specifically directs in the letter of transmittal or in the limited circumstances described below, the new notes will be issued in registered, global form, represented by one or more certificates (the “Global Notes”).  Each Global Note will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.  New notes not issued in the form of Global Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof in registered form evidenced by certificates not bearing a global legend (the “Certificated Securities”).  Certificated Securities will not be eligible for transfer pursuant to the book-entry procedures established by the DTC and its participants and instead must be transferred in physical form registered with the trustee.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).  Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture.  No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof.  Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee.  We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers.  Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.  If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.  However, if there is an event of default under the indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participant.

DTC has advised us as follows:  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations.  Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC they are under no obligation to perform such procedures, and such procedures may be discontinued at any time.  Neither we nor the trustee will have any responsibility or liability for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes if DTC notifies us at any time that it is unwilling or unable to continue as depositary for such Global Note and a successor depositary is not appointed within 90 days, DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days or there shall have occurred and be continuing an event of default with respect to the notes and DTC shall have requested the issuance of Certificated Securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offers to certain holders of old notes who exchange old notes for new notes, but it is not a complete analysis of all potential tax effects.   The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect.  This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations.  In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.  This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

An exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes.  Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their old notes for new notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status.  Accordingly, each holder of old notes considering the exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker or dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees offered in this prospectus will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.  In addition, certain matters affecting the validity of the guarantees of certain guarantors governed by California law will be passed upon by Musick, Peeler & Garrett LLP, Los Angeles, California and by Colorado law will be passed upon by Sherman & Howard, L.L.C., Denver, Colorado.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENPRO INDUSTRIES, INC.

Offer to Exchange All Outstanding
$350,000,000 5.75% Senior Notes due 2026

for

$350,000,000 5.75% Senior Notes due 2026
which have been registered under the Securities Act